As filed with the Securities and Exchange Commission on June [xxx], 2015

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEVIA FIRST CORP.

(Exact name of registrant as specified in its charter)

Nevada	8731	75-3268988
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5225 Carlson Rd.

Yuba City, California 95993

(530) 231-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Brooke

Chief Executive Officer

5225 Carlson Rd.

Yuba City, California 95993

(530) 231-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Steven G. Rowles, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.001	5,000,002	$ 0.30	$ 1,500,000
Warrants to purchase Common Stock		--		--
Shares of Common Stock issuable upon exercise of the Series A Warrants (1)	5,000,002	$ 0.45	$ 2,250,000
Shares of Common Stock issuable upon exercise of the Series B Warrants (1)	5,000,002	$ 0.35	$ 1,750,000
Shares of Common Stock issuable upon exercise of the Series C Warrants (1)	2,500,001	$ 0.40	$ 1,000,000
Shares of Common Stock issuable upon exercise of the Placement Agent Warrants (1)	400,000	$ 0.375	$ 150,00
Total:	17,900,007		$ 6,650,002	$ 776.22

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of Stevia First Corp. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2) Calculated pursuant to Rule 457 (o) under the Securities Act of 1933, on the basis of the maximum aggregate offering price of all of the securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE [____________], 2015

STEVIA FIRST CORP.

PROSPECTUS

                17,900,007 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Stevia First Corp. of up to 17,900,007 shares of common stock, par value $0.001 per share. These shares include 12,500,005 shares of common stock underlying warrants to purchase our common stock issued to certain of the selling stockholders in connection with a private placement of common stock and warrants completed on May 11, 2015 (the “Financing”), as well as 400,000 shares of common stock underlying warrants issued to the placement agent in the Financing.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “STVF”. On June 24, 2015, the closing price of our common stock was $0.23 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page [__] of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2015

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

 SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page [5] of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

 As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to Stevia First Corp., a Nevada corporation.

 Our Company

The 21st century to date has seen a focus on health and sustainability and related trends, including efforts to reduce sugar consumption and to stem our global epidemics of diabetes and obesity. At the same time, new technologies that combine software with the life sciences, often through biotechnology, are becoming more widely available and accessible to physicians, researchers, and consumers. Through our focus on harnessing these new technologies and tools, and applying them to key challenges within the food, nutrition, and healthcare industries, we believe we have the potential to build a growing business and to enable development of far healthier food and nutritional products.

We are an agricultural biotechnology company that currently devotes most of our resources to research and development of new products and technologies, but we are currently seeking to commercialize stevia products, research products, as well as other food and nutritional products that are related to metabolic health.  As of the end of our March 31, 2015 fiscal year, we had generated $245,680 in revenues from our business operations, although we do not expect to generate significant amounts of cash from our operations in the immediate future. We had net losses for the year ended March 31, 2015 of $4,048,373, which includes non-cash expenses, and we had an accumulated deficit as of March 31, 2015 of $12,375,234. As described in more detail elsewhere in this prospectus, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. In their report on our annual financial statements for the fiscal year ended March 31, 2015, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern, which means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital or generate sufficient cash from our operations.

Our Approach: Reinventing Human Nutrition

We are an agricultural biotechnology company that is dedicated to developing and commercializing dramatically healthier food and nutrition products.   Stevia is a zero-calorie alternative sweetener that is enabling sugar reduction within mainstream food and beverage products.   We are developing proprietary stevia processing technologies in order to increase its global supply, and intend to sell stevia at an industrial scale directly to multinational food, beverage, and ingredient companies. We are also developing and using a novel bioinformatics platform that relies on artificial intelligence algorithms in order discover novel genes and gene combinations related to longevity, which can be used to develop medical interventions for common age-associated diseases.  We are primarily seeking to commercialize food and nutritional products that may be used in order to prevent diabetes, obesity, and other metabolic disorders, and are seeking to commercialize our technologies through licensing arrangements, strategic partnerships, and/or joint ventures.

Our primary research and development operations are in California, with work performed internally by our scientific team and through a network of scientists and engineers who serve as our consultants. Our research and development activities are intended to harness “breakthrough technologies”, which we define as technologies that may not have existed as recently as a decade ago but have now become available and widely accessible and have the potential to provide solutions and commercial opportunity across diverse end markets and industries. We currently focus on breakthrough technologies that lie at the intersection of software and the life sciences within the biotechnology field.

Through our use of these breakthrough technologies, we are developing the following proprietary technologies related to stevia and more broadly to key applications within the food, nutrition, and healthcare industries:

•

Bioprocessing and fermentation technologies, which we believe have the potential to dramatically increase the global supply of high purity Rebaudioside A (“Reb A”) from stevia leaf extract while producing it at lower cost,  and which are broadly useful due to the relatively high expense and logistical challenges of obtaining certain natural products through large scale farming followed by industrial-scale botanical extractions; and

•

Bioinformatics technologies that rely on artificial intelligence algorithms and perform novel genomics analyses, which we are using to discover novel genes and gene combinations related to human longevity in order to discover related nutritional and medical interventions for improved metabolic health and age-associated diseases, and that are broadly useful due to the multigenic nature and inherent complexity of most human diseases.

In order to capitalize on the research and development efforts described above, we intend to build commercial operations that provide us with the ability to sell food and nutrition products and related services, or to enter into licensing arrangements, strategic partnerships, and/or joint ventures to achieve increased sales and revenue.  Our primary commercialization efforts today are directed at sales of stevia products to multinational food, beverage, and ingredient companies.  We are currently pursuing development and commercialization of additional functional food and nutritional products, especially ones that complement stevia and may also be useful for prevention of diabetes and weight management.  We also currently market and sell research products in operations that began in 2014, and include the assets purchased from Percipio Biosciences, Inc. (“Percipio”), which we believe is a natural outgrowth of our team’s focus on harnessing new tools and technologies within our research and development operations.

Our long-term business goals include developing and building the following commercial operations in order to capitalize upon our research and development activities, our proprietary technologies related to production of stevia and other natural products, and our technologies that may be useful for additional applications within the food, nutrition, and healthcare industries:

•

A sales and distribution business focused on stevia and other nutritional products useful for metabolic health, with stevia product sales focused on the business-to-business market and also enabling direct-to-consumer sales of stevia and related nutritional products;

•	A stevia processing facility, to be built in North America, with the necessary equipment and personnel to enable industrial enzyme production as well as bioprocessing of stevia and other products; and

•	A research products business, which manufactures and sells research products and operates a global distribution network for such research products.

In furtherance of these long-term business goals, we expect to focus on the following activities during the remainder of calendar year 2015 and calendar year 2016:

•

Conducting additional research and development activities to advance our proprietary bioprocessing and bioinformatics technologies, and to explore use of these technologies for stevia production and for additional applications critical to the food, nutrition, and healthcare industries;

•

Obtaining “generally recognized as safe” (“GRAS”) status and any other necessary approvals from the U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities in order to market and sell high purity stevia derived from leaf extract and from our proprietary enzyme enhancement process;

•

Building new sales channels and marketing capabilities, either internally or through partners, for stevia products and other commercial applications, such as research products, in order to help us fully leverage and capitalize upon our current product offerings; and

•

Evaluating new business development opportunities and strategic partnerships, including opportunities to in-license new technologies and/or form strategic partnerships with third parties in order to fund our operations or increase our capabilities.

The Financing

On May 5, 2015, we entered into a Securities Purchase Agreement with 7 purchasers providing for the issuance and sale of an aggregate of 5,000,002 shares of our common stock (the “Shares”) and warrants to purchase 12,900,005 shares of common stock, for gross proceeds to us of $1,500,000 (the “Financing”). The Financing closed on May 11, 2015. After deducting for fees and expenses, the aggregate cash net proceeds to us from the sale of the Shares and warrants were approximately $1,325,000.

In connection with the Financing, effective May 11, 2015, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the purchasers in the Financing. Under the Registration Rights Agreement, we are required to file a registration statement within 45 days following the closing of the Financing to register the resale of the Shares and the shares of common stock underlying the warrants issued thereunder.

Upon the closing of the Financing, each of the purchasers was issued shares of the Company’s common stock together with a Series A Warrant, a Series B Warrant and a Series C Warrant. Each Series A Warrant  entitles the purchaser to acquire up to a number of shares of the Company’s common stock equal to 100% of the Shares purchased by the purchaser under the Securities Purchase Agreement, has an exercise price of $0.45 per share, was immediately exercisable, and expires on the five year anniversary of the date of issuance. Each Series B Warrant entitles the purchaser to acquire up to a number of shares of the Company’s common stock equal to 100% of the Shares purchased by the purchaser under the Securities Purchase Agreement, has an exercise price of $0.35 per share, is immediately exercisable, and expires on the nine month anniversary of the date of issuance. Each Series C Warrant entitles the purchaser to acquire up to a number of shares of the Company’s common stock equal to 50% of the Shares purchased by the Purchaser under the Securities Purchase Agreement, has an exercise price of $0.40 per share, was immediately exercisable, and expires on the one year anniversary of the date of issuance. The exercise price of the Series A Warrants is subject to adjustment for subsequent equity sales by the Company, and all of the Warrants are subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders. The exercisability of each Series A Warrant, Series B Warrant and Series C Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than either 9.99% or 4.99%, at the option of such holder, of the Company’s common stock.

Effective upon the closing of the Financing, we issued warrants to purchase 400,000 shares of our common stock to H.C. Wainwright LLC (“H.C. Wainwright”) as placement agent for the Financing (the “Placement Agent Warrants” and together with the warrants issued to the purchasers in the Financing, the “Warrants”). The Placement Agent Warrants had an initial exercise price of $0.375 per share, a term of exercise of five years and are exercisable immediately. The other terms of the Placement Agent Warrants are substantially the same as the Series A Warrants issued to the purchasers in the Financing.

The securities sold in the Financing were sold in reliance upon exemptions from registration under Rule 506 of Regulation D under the Securities Act of 1933 (the “Securities Act”). Each of the purchasers represented to us that it is an accredited investor as defined in Regulation D and that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Going Concern

We have incurred losses since inception, resulting in an accumulated deficit of $12,375,234 as of March 31, 2015. We expect to incur further losses as we continue to develop our business, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due. We currently expect to have sufficient funds to operate our business over the next 12 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000.

 Our principal executive offices are located at 5225 Carlson Road, Yuba City, California, 95993. The telephone number at our principal executive office is (530) 231-7800. Our website address is www.steviafirst.com. Information contained on our website is not deemed part of this prospectus.

Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

Summary Financial Data

You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, all included elsewhere in this prospectus.

We derived the summary statement of operations data for the years ended March 31, 2014 and March 31, 2015 from our audited financial statements included elsewhere in this prospectus.. Our historical results of operations and financial condition do not purport to be indicative of our results of operations or financial condition as of any future date or for any future period.

	Fiscal Year Ended March 31,
	2014	2015

Statement of Operations Data:

Revenue	$—	$245,680
Cost of goods sold	—	121,341
Gross profit	—	124,339

Operating expenses:
General and administrative	2,866,095	2,749,153
Rent and other related party costs	156,400	49,017
Research & development	575,092	1,131,327

Total operating expenses	3,597,587	3,929,497

Loss from operations	(3,597,587)	(3,805,158)
Other expenses:
Interest expense	(404,317)	(6,065)
Change in fair value of derivative liability	193,915	724,617
Cost to induce exercise of warrants	(344,835)	(961,767)

Net loss	$(4,152,824)	$(4,048,373)

Net loss per share:
Basic and diluted	$(0.07)	$(0.06)

Weighted-average shares outstanding:
Basic and diluted	60,128,127	70,421,874

	March 31, 2014	March 31, 2015

Balance Sheet Data:
Cash	$1,403,403	389,730
Advance payment on related party lease	10,413	—
Total assets	1,424,453	462,303
Derivative liability	1,438,814	1,406,596
Total current liabilities	1,534,829	1,541,603
Total liabilities	1,534,829	1,541,603
Total stockholders’ deficiency	(110,376)	(1,079,300)

 The Offering

Securities offered:	Up to 5,000,002 shares of common stock Warrants to purchase up to 12,900,005 shares of common stock Up to 12,900,005 shares of common stock issuable upon exercise of the warrants

Common stock outstanding prior to offering:	72,968,915(1)(2)

Common stock outstanding after the offering:	78,294,007 (2)(3)

Use of Proceeds:	We will not receive any proceeds from the sale of common stock by the selling stockholders. . See “Use of Proceeds” for more information.

OTCQB Symbol: Risk Factors

STVF  There is no established trading market for the warrants and we do not expect a market to develop.

You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1) As of March 31, 2015.

(2) Excludes (i) 9,131,992 shares of common stock reserved for future issuance under our 2012 Stock Incentive ,Plan (the “2012 Plan”), and (ii) 12,127,129 shares of common stock issuable upon the exercise of outstanding warrants. As of March 31, 2015, there were (a) options to purchase 6,325,000 shares of our common stock outstanding under the 2012 Plan, with a weighted average exercise price of $0.33 per share and (b) 12,127,129 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $0.30 to $0.45 per share.

(3) Assuming the sale of all shares of common stock covered by this prospectus.  Excludes the up to 12,900,005 shares of common stock that could be issued upon exercise of the warrants sold as part of this offering, including the 400,000 shares of common stock underlying the warrants issuable to the placement agent in connection with this offering.

RISK FACTORS

 The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks.

Risks Related to Our Business

We are not currently profitable and we will need to raise substantial additional capital to operate our business. If we cannot raise the funds we need to continue our operations, our business could fail.

In the fiscal year to March 31, 2015, we generated only $245,680 in revenue, which is not currently sufficient to sustain our operations.  From inception through March 31, 2015, we incurred an accumulated deficit of $12,375,234, which includes non-cash expenses. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph in our independent auditors’ report on our financial statements for the year ended March 31, 2015, which are included in this report.

We will likely need to raise additional funds in order to continue operating our business. Since inception, we have primarily funded our operations through equity and debt financings, such as our issuance and sale of 5,000,002 shares of common stock and warrants to purchase an aggregate of 12,500,005 shares of our common stock that we completed on May 11, 2015 for net proceeds to us of approximately $1,325,000. We expect to continue to fund our operations primarily through equity and debt financings in the foreseeable future. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property and could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs.

We expect our total expenditures over the 12 months following March 31, 2015, to be approximately $1,800,000. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. Further, we expect that our operational expenses will increase substantially during our current fiscal year if we pursue our current operational goals, which contemplate assuming a stevia sales and distribution business, capitalizing the construction of production facilities with at least $2.55 million, continuing our research and development activities, and otherwise seek to ramping-up our business. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations and/or forego other attractive business opportunities that may arise. If any of these were to occur, there is a substantial risk that our business would fail. Sources of additional funds may not be available on acceptable terms or at all. Weak economic and capital markets conditions could result in increased difficulties in raising capital for our operations. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable, or at all. If we cannot raise the funds that we need, we will be unable to continue our operations, and our stockholders could lose their entire investment in our company.

We use breakthrough technologies, tools and products that are subject to risks associated with new and rapidly evolving technologies and industries.

We use novel approaches and new technologies in our product development efforts, many of which have not been widely studied. Our proprietary technologies for stevia production, along with the breakthrough technologies we use in our efforts to improve these production methods and develop new products and applications, such as our use of artificial intelligence for bioinformatics and drug discovery, are subject to risks associated with new and rapidly evolving technologies and industries. The development of stevia using fermentation or bioprocessing techniques is an emerging field, and the scientific discoveries that form the basis for our efforts are relatively new. Further, the scientific evidence to support the feasibility of these techniques is both preliminary and limited, and no stevia products developed using these techniques have achieved public GRAS status in the United States. We may experience unforeseen technical complications, unrecognized defects and limitations in the development and commercialization of these tools and products, or these tools and products may prove unsuccessful. These complications could materially delay or limit the use of those tools and products, substantially increase the anticipated cost of manufacturing them or prevent us or our collaborators from implementing these tools at industrial scale or at all. In addition, the process of developing stevia and other products using these new technologies, tools and products is complex, and if we are unable to further develop these tools and harness them for these purposes, we may not be able to keep pace with technological developments or industry standards, and our tools, products, and technologies may become obsolete, less marketable, less cost-effective relative to competing methods and less competitive. The failure of the scientific underpinnings of our business model to produce viable products would substantially harm our operations and prospects and could cause our business to fail.

We devote most of our resources to research and development of proposed future products and if our development efforts fail you could lose some or all of your investment.

We currently devote most of our resources to research and development activities, and have not achieved profitability through commercializing products to date. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, many of which may be beyond our control. These include, but are not limited to, problems relating to research and development process scale-up, obtaining supply of process starting materials or stevia leaf from contract growers, product testing, branding, sales and marketing, contract negotiations and documentation, and costs and expenses that may exceed current estimates. We may not successfully develop and commercialize or sell our potential stevia or other products, and any products we do develop may not be accepted by the marketplace. We may never realize significant revenues, and if we do, our revenues may not be sufficient to support our current operations, our operational goals and future research and development programs. As a result, you could lose your entire investment.

We are not profitable and may never become profitable.

We expect to incur substantial losses for the near future, and we may never achieve or maintain profitability. Even if we succeed in commercializing stevia and other products, we may still incur losses for the foreseeable future. We also expect to experience negative cash flow for the near future, as we plan to use all available resources to fund our operations and make significant capital expenditures, including our planned construction of a stevia processing facility that we expect will cost at least $4,000,000 to build and our expansion of sales and distribution efforts.  As a result, we would need to generate significant revenues if we are to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability. Our failure to achieve or maintain profitability could negatively impact the value of our common stock and you could lose some or all of your investment.

Certain of our operational plans and programs are dependent on arrangements with Qualipride that may expire or are subject to change.

Certain of our operational initiatives, including our integration of a stevia sales and distribution business and our design, construction and operation of a stevia extraction and processing facility, are dependent upon commercial arrangements with Qualipride, a Chinese stevia supplier.  As a condition of the technology license agreement with Qualipride to use its technology for stevia leaf processing, we are required to raise at least $2.55 million of funding for facility construction prior to August 25, 2015.  Pursuant to the sales and distribution agreement, we must file for a GRAS designation for one or more of Qualipride’s products prior to August 25, 2015.  Moreover, the operational initiatives that we plan to pursue based on the proposed arrangements with Qualipride, namely the integration and operation of a sales and distribution business and the operation of a stevia production facility, may not produce revenues. We have limited experience with multinational sales and distribution operations and industrial production facility management, and we may not be able to integrate these operations into our current business or otherwise implement them successfully. If any of these were to occur, our operations and prospects would suffer and there is a substantial risk that our business could fail.

Stevia competes with sugar and high intensity sweeteners in the global sweetener market and the success of stevia will largely depend on consumer perception of the positive health implications of stevia relative to other sweeteners.

The continued growth of stevia's share of the global sweetener market depends upon consumer acceptance of stevia and stevia-related products and the health implications of consuming stevia relative to other sweetener products. The publication of any studies or revelation of other information that has negative implications regarding the health impacts of consuming stevia may slow or reverse the growth in consumer acceptance of stevia, which may have a material adverse effect on our business operations and financial condition.

We currently face, and will continue to face, significant competition.

Our major competitors for our stevia business are existing stevia producers in Japan, Korea, China and Malaysia. These competitors include Cargill, Incorporated, GLG Life Tech Corp., Evolva Holding SA, Blue California Inc., Corn Products International, Inc., DSM Nutritional Products, PureCircle Limited and many other smaller stevia production businesses. In addition, new companies may enter the stevia business if the value of the market for stevia grows, which may result in increased competition and depressed market prices for stevia extract. We also compete with companies that produce sugar, HFCS and artificial sugar substitutes.

Our major competitors for the development of functional food and nutraceutical products related to diabetes and weight management include major pharmaceutical companies, multinational food and ingredient companies, as well as smaller producers, companies, and academic research groups that are devoted to biological or pharmaceutical research either independently or by providing contract research services.   A number of multinational pharmaceutical companies, including Abbott, AstraZeneca, Bayer, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Lilly, Merck, Novartis, Novo Nordisk, Pfizer, Roche, Sanofi, and Takeda, as well as large and small biotechnology companies such as Amgen, Amylin, and MannKind are pursuing the development or marketing of pharmaceuticals that target diabetes or other diseases that we are targeting.

Our limited operating experience could make our operations inefficient or ineffective.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. We only recently commenced operations in the development and commercialization of stevia and other food and nutrition products, our primary business focus, and the development of research products and tools, a secondary business focus. As a result, we have limited experience with these activities and the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and limited experience responding to such trends. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

We may not be able to manage our expansion of operations effectively.

Our success will depend upon the expansion of our operations and the effective management of any growth we may experience, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. Our management will also be required to develop relationships with customers, suppliers and other third parties. Our current and planned operations, personnel, systems, and internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

If we are unable to hire and retain qualified personnel we may not be able to implement our business plan.

As of June 25, 2015, we have six full-time employees and three part-time employees, including three Ph.D.-level researchers. Attracting and retaining qualified scientific, management and other personnel will be critical to our success. There is intense competition for qualified personnel in our area of activities, and we may not be able to attract and retain the qualified personnel necessary for the development of our business. In addition, we may have difficulty recruiting necessary personnel as a result of our limited operating history. The loss of key personnel or the failure to recruit necessary additional personnel could impede the achievement of our business objectives.

We may choose to hire part-time employees or use consultants. As a result, certain of our employees, officers, directors and consultants may from time to time serve as officers, directors and consultants of other companies. These other companies may have interests in conflict with ours. In addition, we expect to rely on independent organizations, advisors and consultants to provide certain services, including product testing and construction. The services of these independent organizations, advisors and consultants may not be available to us on a timely basis when needed or on acceptable terms, and if they are not available, we may not be able to find qualified replacements. If we are unable to retain the services of qualified personnel, independent organizations, advisors and consultants, we may not be able to implement our business plan.

Circumstances outside of our control could negatively affect consumer perception of and demand for our proposed products.

Even if stevia-based products distributed by us conform to international safety and quality standards, sales could be adversely affected if consumers in our target markets lose confidence in the safety, efficacy, and quality of the products. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products we develop or distribute. We may not be able to overcome any such negative publicity within a reasonable period of time or at all.

If we are unable to market and distribute our products effectively, we may be unable to generate significant revenue.

We currently have limited sales, marketing or distribution capabilities. We intend to build these capabilities internally and also to pursue collaborative arrangements regarding the sales and marketing of our products, including the commercial arrangement with Qualipride to substantially take over its stevia sales and distribution business. However, we may be unable to establish or maintain any such collaborative arrangements, or if able to do so, they may not provide us with the sales and marketing benefits we expect. To the extent that we decide not to, or are unable to, enter into successful collaborative arrangements with respect to the sale and marketing of our proposed stevia products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with appropriate expertise. We may not be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and such efforts may be unsuccessful.

Our results to date developing “geroprotectors”, including nutraceuticals or pharmaceutical products that influence known longevity genes, provide no basis for predicting whether any of our product candidates will be safe or effective, or receive regulatory approval.

Our geroprotector products, which are nutraceutical or pharmaceutical products that are thought to influence established longevity genes, is in an early stage of development and its risk of failure is high. To date, the data supporting our product development programs are derived solely from results from other laboratories related to similar compounds, and in some cases dependent only on animal studies rather than human clinical studies.  Further, although results in limited early stage animal trials or clinical may show these products to be safe and well-tolerated, additional studies may demonstrate toxicity or lack of efficacy, which could result in delays and additional costs.  It is impossible to predict when or if any of our geroprotectors will be proven effective as a nutraceutical, or proven safe and effective for use in humans as a pharmaceutical and to receive regulatory approval.  These compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, or early stage clinical trials, and they may interact with human biological systems or other drugs in unforeseen, ineffective or harmful ways. Neither we nor any other company has received regulatory approval to market therapeutics that target some of the longevity genes that have been discovered by our research.  If we are unable to discover or successfully develop functional food, nutraceutical, or pharmaceutical products that are effective and safe in humans, we may have to discontinue this research work and may not have a viable business.

We may not be able to initiate and complete preclinical studies and clinical trials for our new product candidates which could adversely affect our business.

We will be initiating preclinical and small clinical studies of our product candidates within the United States.  We have not commenced any clinical trials for our geroprotector products. We must successfully initiate and complete preclinical studies and clinical trials for our product candidates before we can receive regulatory approval and market them for use either as a functional food, nutraceutical, or pharmaceutical product. Preclinical studies and clinical trials can be expensive and could take years to complete and may not yield results that support further clinical development or product approvals. Conducting clinical studies for any of our product candidates for approval in the United States as a pharmaceutical may require filing an Investigative New Drug (“IND”) application and reaching agreement with the FDA on clinical protocols, finding appropriate clinical sites and clinical investigators, securing approvals for such studies from the institutional review board at each such site, manufacturing clinical quantities of drug candidates, supplying drug product to clinical sites and enrolling sufficient numbers of participants.  We cannot guarantee that we will be able to successfully accomplish this or all of the other activities necessary to initiate and complete preclinical and clinical testing of geroprotector compounds. As a result, our preclinical studies and clinical trials may be extended, delayed or terminated, and we may be unable to obtain sufficient clinical data or regulatory approvals that may be necessary in order to successfully commercialize our products.

If we fail to protect or enforce our intellectual property rights or secure rights to the intellectual property of others, the value of our intellectual property rights would diminish.

We expect to continue to develop our intellectual property portfolio as we increase our research and development efforts. We may be unable to obtain patents or other protection for any technologies we develop, because such technologies are not coverable by patents or other forms of registered intellectual property, because third parties file patents covering the same claims earlier than we do, or for other reasons. If we are able to obtain issued patents, we cannot predict the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents. Others may obtain patents claiming aspects similar to those covered by our patents and patent applications, which may limit the efficacy of the protections afforded by any patents we may obtain.

Our success will also depend upon the skills, knowledge and experience of our personnel, our consultants and advisors as well as our licensors and contractors. To help protect any proprietary know-how we develop and any inventions for which patents may be unobtainable or difficult to obtain, we expect to rely on trade secret protection and confidentiality agreements. To this end, we expect to require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products and forced to pay damages or defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs. In that case, we could be required to:

•	obtain licenses from such third parties, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement, which may not be feasible;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; and/or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Any of these outcomes could divert management attention and other resources and could significantly harm our operations and financial condition.

We could become subject to environmental claims.

We are subject to environmental regulations, which require us to minimize impacts upon air, water, soil and vegetation. If our operations violate these regulations, government agencies would likely require us to conduct remedial actions to correct such negative effects. Such actions could substantially increase our costs and potentially prevent us from producing our products.

Prolonged drought conditions in California could increase costs of local stevia leaf production

Most of California has been declared to be in a state of severe drought, with many areas of the state in even worse conditions, from extreme to exceptional.  Stevia extract has a relatively small water footprint that is estimated to be less than 10% of the water required for common caloric natural sweeteners including cane sugar, beet sugar, as well as high fructose corn syrup.  Stevia leaf today is a specialty crop in California, only grown by a select number of growers on less land than is required for crops such as almonds, walnuts, or alfalfa.  However, a prolonged drought could lead to lost revenues and increased expenses for certain California growers, including higher operating costs, making it more difficult for certain growers to initiate or expand stevia leaf production, and as a result leading to increased costs for local stevia leaf production to the Company.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development efforts and our manufacturing and agricultural processes may involve the controlled storage, use and disposal of certain hazardous materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be eliminated. We may not be able to obtain and maintain insurance on acceptable terms, or at all, to cover costs associated with any such accidental contamination. In the event of such an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may incur significant costs to comply with current or future environmental laws and regulations.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

If we are able to develop and commercialize our proposed products, we could become subject to product liability claims. If we are not able to successfully defend against such claims, we may incur substantial liabilities or be required to limit commercialization of our proposed products. If we are unable to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability, claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Government regulation of our products could increase our costs, prevent us from offering certain products or cause us to recall products.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products is subject to regulation by one or more federal agencies, and various agencies of the states and localities in which our products are manufactured and sold. These government regulatory agencies may attempt to regulate any of our products that fall within their jurisdiction. Such regulatory agencies may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food "health claim," may determine that a particular product is an unapproved new drug, or may determine that particular claims are not adequately supported by available scientific evidence. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. We also may be unable to disseminate third-party literature that supports our products if the third-party literature fails to satisfy certain requirements.

In addition, a government regulatory agency could require us to remove a particular product from the market. Any product recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

If any of our products contain plants, herbs or other substances not recognized as safe by a government regulatory agency, we may not be able to market or sell such products in that jurisdiction. Any such prohibition could materially adversely affect our results of operations and financial condition. Further, if more stringent statutes are enacted, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all.

We are not able to predict the nature of future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could involve substantial additional costs to us, which we may not be able to fund, and could have a material adverse effect on our business operations and financial condition.

Our commercial arrangements with Qualipride may require us to conduct certain operations in China, and uncertainties with respect to the PRC legal system could harm us.

Certain of the operations that we propose to conduct pursuant to our commercial arrangements with Qualipride may be located in China and governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value. We are or would be subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some-time after the violation has occurred. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We have material weaknesses in our internal control over financial reporting. If we fail to create effective controls and procedures and an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

As we disclose in Part II, Item 9A of this annual report, we have material weakness in our internal control over financial reporting and ineffective disclosure controls and procedures, related to insufficient segregation of duties in our finance and accounting functions due to limited personnel and insufficient corporate governance policies. These material weakness result in ineffective oversight in the establishment and monitoring of required financial and other controls and procedures.

Currently, one person often performs all aspects of our financial reporting process, including, but not limited to, preparing underlying accounting records and systems, posting and recording journal entries and preparing our financial statements. As a result, there is often no review of our financial reporting process, which could result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement of our interim or annual financial statements that may not be prevented or detected.

Our Board of Directors is currently comprised of three directors, Mr. Robert Brooke, our Chief Executive Officer, Dr. Avtar Dhillon, and Dr. Anthony Maida III. Our Board of Directors has designated Dr. Maida as a designated audit committee financial expert, and we have established an audit committee that is currently comprised solely of Dr. Maida. Neither Mr. Brooke nor Dr. Dhillon would be considered independent for purposes of membership on an audit committee pursuant to Nasdaq Listing Rules. Further, Mr. Brooke, who currently serves as our principal financial officer and principal accounting officer, has some professional experience in finance and accounting but does not have professional credentials. We expect to appoint additional independent directors with experience in finance and accounting and hire additional dedicated finance and accounting staff as we increase our operations, as resources permit and as we identify and recruit qualified candidates for those positions. However, until we have done so, we may be unable to establish or maintain effective internal control over financial reporting. As a result, we may discover additional material weaknesses in our internal control over financial reporting and/or disclosure controls and procedures, which we may not successfully remediate on a timely basis or at all. Any failure to remediate our reported or any future material weaknesses, implement required new or improved controls, or further difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. Moreover, as we continue and aim to expand our operations we will be required to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The costs associated with external consultants and internal resources to accomplish this are significant and difficult to predict.

Risks Related to our Common Stock

Our common stock is illiquid and the price of our common stock may be negatively impacted by any negative operational results and factors unrelated to our operations.

Our common stock is quoted on the OTCQB and has limited trading history. Trading on the OTCQB is frequently highly volatile, with low trading volume. We have experienced significant fluctuations in the price and trading volume of our common stock, which may be caused by factors relating to our business and operational results and/or factors unrelated to our company, including general market conditions. A sufficient market for our common stock may never develop, in which case it could be difficult for stockholders to sell their stock. The market price of our common stock could continue to fluctuate substantially.

Trading of our stock is restricted by the SEC’s “penny stock” regulations and certain FINRA rules, which may limit a stockholder’s ability to buy and sell our common stock.

Our securities are covered by certain “penny stock” rules, which impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale, among other things. These rules may affect the ability of broker-dealers and holders to sell our common stock and may negatively impact the level of trading activity for our common stock. To the extent our common stock remains subject to the penny stock regulations, such regulations may discourage investor interest in and adversely affect the market liquidity of our common stock.

The Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

If we issue and sell additional shares of our common stock in the future, our existing stockholders will be diluted and our stock price could fall.

Our articles of incorporation authorize the issuance of up to 525,000,000 shares of common stock, of which, as of June 24, 2015, 78,293,917 were outstanding and 15,456,992 were reserved for issuance under our stock incentive plan or outstanding options, warrants or other convertible securities. As a result, we have a large number of shares of common stock that are authorized for issuance and are not outstanding or otherwise reserved, and could be issued at the discretion of our Board of Directors. We expect to seek additional financing in the future in order to fund our operations, and if we issue additional shares of common stock or securities convertible into common stock, our existing stockholders will be diluted. Our Board of Directors may also choose to issue shares of our common stock or securities convertible into or exercisable for our common stock to acquire assets or companies, for compensation to employees, officers, directors, consultants and advisors, or to fund capital expenditures. Additionally, shares of common stock could be issued for anti-takeover purposes or to delay or prevent changes in control or management of the Company. Our Board of Directors may determine to issue shares of our common stock on terms that our stockholders do not deem, that may not enhance stockholder value, or that may ultimately have an adverse effect on our business or the trading price of our common stock. Further, the issuance of any such shares will cause further dilution to the ownership interest of our current stockholders, reduce the book value per share of our common stock and may contribute to a reduction in the market price for our common stock.

Our directors and officers control a portion of our outstanding common stock, which may delay or prevent a change of control of our company or adversely affect our stock price.

As of the date of this annual report, director Dr. Avtar Dhillon beneficially owns approximately 7.2% of our outstanding common stock and director and Chief Executive Officer Robert Brooke beneficially owns approximately 3.3% of our outstanding common stock. As a result, they are able to exercise a degree of control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change of control of our company or other transactions that non-controlling stockholders may not deem to be in their best interests and which could result in such stockholders receiving a premium for their shares.

We are subject to the reporting requirements of federal securities laws, compliance with which involves significant time, expense and expertise.

We are a public reporting company in the United States, and, accordingly, are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including the obligations imposed by the Sarbanes-Oxley Act of 2002. The ongoing costs associated with preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC in the ordinary course, as well as preparing and filing audited financial statements, are significant and may cause unexpected increases in operational expenses. Our present management team is relatively small and may be unable to manage the ongoing costs and compliance effectively. It may be time consuming, difficult and costly for us to hire additional financial reporting, accounting and other finance staff in order to build and retain a management team with adequate expertise and experience in operating a public company.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include risks related to:

 General economic and business conditions;

•	Our ability to continue as a going concern;
•	Our ability to obtain financing necessary to operate our business;
•	Our limited operating history;
•	Our ability to recruit and retain qualified personnel;
•	Our ability to manage future growth;
•	Our ability to research and successfully develop our planned products;
•	Our ability to obtain additional land suitable for stevia planting and to successfully cultivate stevia in California’s Central Valley;
•	Our ability to successfully complete potential acquisitions and collaborative arrangements; and
•	Other factors discussed under the section entitled “Risk Factors”.

 Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 5,000,002 shares of our common stock;

•	Up to 12,500,005 shares of our common stock currently issuable upon exercise of warrants sold to investors in the Financing; and

•	Up to 400,000 shares of our common stock issuable upon exercise of warrants issued to the placement agent or its designees for services rendered in connection with the Financing.

Pursuant to the Registration Rights Agreement executed in connection with the Financing, we have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus forms a part, to register these resales of our common stock. We have also agreed to cause such registration statement to become effective, and to keep such registration statement effective. Our failure to satisfy the deadlines set forth in the Registration Rights Agreement may subject us to payment of certain monetary penalties pursuant to the terms of the Registration Rights Agreement.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

We have been advised that, as noted in the footnotes in the table below, one of the selling stockholders is a broker-dealer and/or underwriter and that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter. We have been advised that each of these selling stockholders acquired our warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table and disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus, and because we may not be required to issue any or all of the additional shares of common stock upon the adjustment of the conversion price of the convertible debentures.

	Shares of Beneficially Owned Before this Offering		Shares Offered in this Offering	Shares of Common Stock Beneficially Owned Upon Completion of this Offering
Selling Stockholder	Number	Percent (1)	Number	Number (2)	Percent (1)(2)
Anson Investments Master Fund LP (3)	4,666,669	5.1%	4,666,669	0	*
Brio Capital Master Fund Ltd. (4)	2,975,000	3.3%	2,975,000	0	*
Capital Ventures International (5)	3,500,000	3.9%	3,500,000	0	*
Intracoastal Capital LLC † (6)	1,166,669	1.3%	1,166,669	0	*
Osher Capital Partners, LLC (7)	583,334	*	583,334	0	*
Alpha Capital Anstalt (8)	2,916,666	3.2%	2,916,666	0	*
H.C. Wainwright & Co., LLC ‡ (9)	1,811,669	2.0%	1,811,669	0	*
Michael Vasinkevich	138,000	*	138,000	0	*
Noam Rubinstein	126,000	*	126,000	0	*
Mark Viklund	12,000	*	12,000	0	*
Charles Worthman	4,000	*	4,000	0	*

†	The manager of selling stockholder is a control person of a broker-dealer. As a result of such common control, selling stockholder may be deemed to be an affiliate of a broker-dealer.
‡	The selling stockholder is a broker-dealer.
*	Less than 1%

(1)

Applicable Ownership percentage is based on the sum of (i) 72,968,915 shares of Common Stock outstanding as of March 31, 2015, (ii) shares of Common Stock acquired in the Financing and (iii) shares of Common Stock issuable upon exercise of all Warrants acquired in the Financing.

(2)

Assumes that all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants held by the applicable selling stockholder, are sold in the offering, and such selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of the offering.

(3)

Shares beneficially owned include 3,333,335 shares issuable upon exercise of warrants currently outstanding held by Anson Investments Master Fund LP (“Anson”). M5V Advisors Inc. and Frigate Ventures LP (“M5V” and “Frigate”), the co-investment advisers of Anson, hold voting and dispositive power over the common shares held by Anson and may be deemed to beneficially own such shares.  Bruce Winson is the managing member of Admiralty Advisors, LOC, which is the general partner of Frigate.  Moez Kassam and Adam Spears are directors of M5V.  Mr. Winson, Mr Kassam and Mr. Spears each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein.

(4)

Shares beneficially owned include 2,125,000 shares issuable upon exercise of warrants currently outstanding held by Brio Capital Master Fund Ltd. (“Brio”). Shaye Hirsch has voting and dispositive power over the shares held by Brio and may be deemed to beneficially own such shares.

(5)

Shares beneficially owned include 2,500,000 shares issuable upon exercise of warrants currently outstanding Capital Ventures International (“CVI”). Heights Capital Management, Inc., the authorized agent of CVI has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc. may also be deemed to have investment discretion and voting power over the shares held by CVI and may be deemed to beneficially own such shares.  Mr. Kobinger disclaims any such beneficial ownership of the shares.

(6)

Shares beneficially owned include 833,335 shares issuable upon exercise of warrants currently outstanding held by Intracoastal Capital LLC (“Intracoastal”). Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal and may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal.

Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Master Fund, Ltd. (“Cranshire Master Fund”) and consequently has voting control and investment discretion over securities held by Cranshire Master Fund described below. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by Cranshire Master Fund which are described below.

In the aggregate, Mr. Kopin may be deemed to have beneficial ownership of 4,010,959 shares of common stock, which consists of (i) 401,967 shares of common stock held by Intracoastal, (ii) 1,421,571 shares of common stock issuable upon exercise of warrants held by Intracoastal, (iii) 1,157,952 shares of common stock held by Cranshire Master Fund that are not being offered in this offering and (iv) 1,029,469 shares of common stock issuable upon exercise of warrants held by Cranshire Master Fund (the “Master Fund Warrants”) that are not being offered in this offering. The foregoing excludes 4,264,649 shares of common stock issuable upon exercise of the Master Fund Warrants because each of the Master Fund Warrants contains ownership limitations, under which the holder thereof does not have the right to exercise the Master Fund Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates of more than 4.99% of the common stock. Without such ownership limitations, Mr. Kopin may be deemed to have beneficial ownership of 8,275,608 shares of common stock.

In the aggregate, as a result of the foregoing, CCA may be deemed to have beneficial ownership of 2,187,421 shares of common stock, which consists of (i) 1,157,952 shares of common stock held by Cranshire Master Fund and (ii) 1,029,469 shares of common stock issuable upon exercise of the Master Fund Warrants. The foregoing excludes 4,264,649 shares of common stock issuable upon exercise of the Master Fund Warrants because each of the Master Fund Warrants contains ownership limitations, under which the holder thereof does not have the right to exercise the Master Fund Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates of more than 4.99% of the common stock. Without such ownership limitations, CCA may be deemed to have beneficial ownership of 6,452,070 shares of common stock.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares of common stock and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(7)

Shares beneficially owned include 416,667 shares issuable upon exercise of warrants currently outstanding. Konrad Ackerman has voting and dispositive power over the shares held by Osher Capital Partners, LLC and may be deemed to beneficially own such shares.  Excludes 2,916,666 shares held by Alpha Capital Anstalt over which Konrad Ackerman has voting and dispositive power which are also being offered in this offering.

(8)

Shares beneficially owned include 2,083,333 shares issuable upon exercise of warrants currently outstanding. Konrad Ackerman has voting and dispositive power over the shares held by Alpha Capital Anstalt and may be deemed to beneficially own such shares.  Excludes 583,334 shares held by Osher Capital Partners, LLC over which Konrad Ackerman has voting and dispositive power which are also being offered in this offering.

(9)

Pursuant to the terms of the Placement Agent Agreement (the “Placement Agent Agreement”) entered into with H.C. Wainwright LLC (“Wainwright”), Wainwright received warrants to purchase 400,000 shares of common stock. Wainwright designated warrants to 138,000, 126,000, 12,000 and 4,000 shares of common stock to Michael Vasinkevich, Noam Rubinstein, Mark Viklund and Charles Worthman, respectively, such that Wainwright now holds placement agent warrants to purchase 120,000 shares of our common stock. Each of the warrants has an exercise price of $0.375 per share. We also paid placement agent fees of $150,000 to Wainwright pursuant to the Placement Agent Agreement.  Mark W. Viklund and Thomas Pinou have voting and investment control over the securities beneficially owned by Wainwright and may be deemed to beneficially own such shares.

Other than as described in the above table and accompanying footnotes or as further described below, (a) we have not made, and are not required to make, any potential payments to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the Financing and (b) other than in connection with the Financing, the selling stockholders have not had, and do not have, any material relationship with us except for their ownership of our common stock.

The holders of the warrants issued in the Financing have ongoing rights to exercise the warrants. We have disclosed the material terms of the warrants elsewhere in this prospectus. In addition, the participants in the Financing have ongoing registration rights related to the securities issued in the Financing pursuant to the terms of the Registration Rights Agreement.

 We may be required to make certain payments to the investors in the Financing under certain circumstances pursuant to the terms of the Securities Purchase Agreement and the Registration Rights Agreement. These potential payments include: (a) potential liquidated damages for failure to register the common stock issued or issuable upon exercise of warrants (such liquidated damages not to exceed 8% of the aggregate subscription amount paid by each investor in the Financing); (b) amounts payable if we fail to timely deliver certificates representing the required number of shares upon exercise of the warrants; and (c) amounts payable if we and our transfer agent fail to timely remove certain restrictive legends from certificates representing shares of common stock. We intend to comply with the requirements of the Registration Rights Agreement and do not currently expect to make any such payments; however, it is possible that such payments may be required.

The Securities Purchase Agreement grants to the investors, until the twelve month anniversary of the date of the closing of the Financing, the right to participate in any financing by us through an issuance of our common stock for cash or indebtedness up to an amount equal to an amount of such subsequent financing equal to the investor’s subscription amount in the Financing, on the same pricing and other terms and conditions as such subsequent financing, provided that the aggregate participation by such investors shall not exceed 50% of the subsequent financing amount. The terms and conditions of such subsequent financing shall not include any provision that requires a participating investor to agree to any restrictions on its trading of any of the shares acquired in connection with the Financing without such investor’s consent.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales.  Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We would, however, receive approximately $5,150,000 from the selling stockholders if they exercise their warrants in full on a cash basis, which we will use primarily for working capital purposes. The warrant holders may exercise their warrants at any time in accordance with the terms thereof until their expiration, as further described under “Description of Securities.” If there is no effective registration statement registering the resale of the common stock underlying the warrants as of certain time periods (as provided in the warrants), the warrant holders may choose to exercise their warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the warrants. Because the warrant holders may exercise the warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to the purposes herein described. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Effective October 10, 2011, we effected a seven (7) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001. Our articles of incorporation do not provide for the issuance of preferred stock.

Securities Issued and Outstanding

As of June 24, 2015, excluding the shares to be registered hereunder, there were issued and outstanding (i)72,968,915 shares of common stock, (ii) warrants to purchase up to 12,127,129 shares of our common stock at exercise prices ranging from $0.30 to $0.425 per share, and (iii) options to purchase 6,325,000 shares of our common stock outstanding under the 2012 Plan.

Description of Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Description of Series A Warrants, Series B Warrants and Series C Warrants

The Series A warrants, Series B warrants and Series C warrants, whose underlying common stock is being registered by this prospectus, were issued and sold in the Financing. These warrants have the same terms and provisions as each other, except that (a) the Series A warrants have an exercise price of $0.45 per share and expire on May 11, 2020, (b) the Series B warrants have an exercise price of $0.35 per share and expire on February 11, 2016, and (c) the Series C warrants have an exercise price of $0.40 per share and expire on May 11, 2016. Each warrant was exercisable immediately upon issuance. The exercise of the warrants is subject to certain exercise limitations, such that the holder may not exercise the warrants if such exercise results in the holder becoming the beneficial owner of more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, the holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding.

The Placement Agent Warrants have an exercise price of $0.375 per share, a term of exercise of five years and are exercisable immediately. The other terms of the Placement Agent Warrants are substantially the same as the Series A warrants.

The warrants provide for the adjustment of the exercise price and number of shares issuable upon exercise of the warrants in connection with stock dividends and splits, such that the number of shares issuable upon exercise of the warrant is adjusted in proportion to the change in the number of shares outstanding and the aggregate exercise price of the warrant remains unchanged. If we directly or indirectly sell or grant any right with respect to our common stock or common stock equivalents at an effective price lower than the current exercise price of any of the Series A warrants, then the exercise price of the applicable warrants will be reduced to such lower price. In addition, if we grant, issue or sell any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (and not the holder of the warrant), then each warrant holder will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant. If we declare or make any dividend or other distribution of our assets to holders of our common stock, each warrant holder shall be entitled to participate in the distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant. Other than as described above, the warrants do not contain anti-dilution provisions.

Upon the reclassification, reorganization or recapitalization of our common stock, our merger or consolidation with or into another entity, the consummation of a stock purchase agreement whereby more than 50% of the outstanding shares of the common stock are acquired by another person or entity, or a sale or other disposition of substantially all of our assets, the holder of each of the warrants is entitled to receive the number of shares of our common stock or the common stock of our successor or acquirer that such holder would have been entitled to receive immediately prior to such transaction, and the exercise price for such shares shall be adjusted based on the amount of any alternate consideration receivable as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such transaction. The holder of the warrant may also require us or any successor entity to purchase the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the transaction.

Transfer Agent

Our shares of common stock are issued in certificated form. The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Anti-Takeover Provisions of Nevada State Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;
•	33 1/3% or more but less than or equal to 50%; or
•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation that:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
•	does business in Nevada directly or through an affiliated corporation.

 These provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
•	representing 10% or more of the earning power or net income of the corporation.

 Liability and Indemnification of Directors and Officers

We have not entered into separate indemnification agreements with any of our directors or officers. The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our Bylaws include certain indemnification provisions under which we are required to indemnify any of our current or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director of the Company. In addition, our Articles of Incorporation provide that the no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that these provisions do not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. In addition, if Section 2115 of the California Corporations Code is applicable to us, certain laws of California relating to the indemnification of directors, officer and others also will govern.

At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Market Information

 Our common stock was quoted through the facilities of the OTC Bulletin Board (“OTCBB”) from April 1, 2009 until July 6, 2009 under the symbol “LDMI.OB”. On July 6, 2009, quotation of our shares of common stock on the OTCBB ceased due to our failure to comply with Rule 15c2-11 of the Exchange Act. On February 25, 2010 our shares were again cleared for quotation on the OTCBB under the symbol “LDMI.OB.” On November 23, 2011, in connection with our name change to Stevia First Corp., our symbol changed “STVF”. However, no shares of our common stock traded on the OTCBB or any other over-the-counter market prior to March 5, 2012. Our common stock is currently quoted on the OTC Markets Group Inc.’s QB tier, or OTCQB, under the symbol “STVF.” There is no established public trading market for our common stock. The liquidity of our shares on the OTCQB market is extremely limited, and prices quoted may not be a reliable indication of the value of our common stock.

 The following table sets forth the range of reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported by the OTCBB or the OTCQB, as applicable.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Fiscal 2014
First Quarter ended June 30, 2013	0.45	0.35
Second Quarter ended September 30, 2013	0.36	0.30
Third Quarter ended December 31, 2013	0.57	0.34
Fourth Quarter ending March 31, 2014	0.54	0.41

Fiscal 2015
First Quarter ended June 30, 2014	0.44	0.34
Second Quarter ended September 30, 2014	0.45	0.30
Third Quarter ended December 31, 2014	0.39	0.33
Fourth Quarter ending March 31, 2015	0.44	0.34

Fiscal 2016
First Quarter ended June 30, 2015 (through June 24, 2015)	0.36	0.17

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Holders of Common Stock

As of June 24, 2015, there were 28 holders of record of our common stock, not including an indeterminable number of stockholders whose shares are held in street or “nominee” name. As of such date, excluding the shares to be registered hereunder, 72,968,915 shares of common stock were issued and outstanding.

Dividends

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

On February 3, 2012, our Board of Directors approved and adopted the Stevia First Corp. 2012 Stock Incentive Plan (the “2012 Plan”), and a majority of stockholders of the Company executed a written consent approving and adopting the 2012 Plan. Under the 2012 Plan, we are authorized to issue up to 5,000,000 shares of our common stock in stock incentive awards to employees, directors and consultants. As of June 9, 2014, the number of common shares available for future issuance pursuant to the 2012 Plan increased to 9,000,000 upon stockholder approval of an amendment to the 2012 Plan.

Except as listed in the table below, as of March 31, 2015, we do not have any equity based plans, including individual compensation arrangements that have not been approved by our stockholders. The following table provides information as of March 31, 2015 with respect to our equity compensation plans:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,325,000	$0.33	9,131,992
Equity compensation plans not approved by security holders	—	$—	—

Total	6,325,000	$0.33	9,131,992

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 and commenced operations as a mineral exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” In February 2012, we substantially changed our management team, added other key personnel, and began leasing laboratory and office space and land in California and since then we have been pursuing our new business as an agricultural biotechnology company engaged primarily in developing novel methods and technologies for industrial production of stevia, using such methods and technologies to develop, obtain approval for and commercialize one or more stevia extract products, and exploring and commercializing additional research applications for such methods and technologies.

Our common stock is currently quoted on the OTC Markets Group’s OTCQB tier under the symbol “STVF.” There is only a limited trading market for our common stock.

Plan of Operations

As of the end of our March 31, 2015 fiscal year, we had generated only $245,680 in revenue from our business operations and we do not expect to generate significant amounts of cash from our operations for the foreseeable future. We had net losses for the year ended March 31, 2015 of $4,048,373, and we had an accumulated deficit as of March 31, 2014 of $12,375,274. As described further under the heading “Liquidity and Capital Resources” below, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. In their report on our annual financial statements for the fiscal year ended March 31, 2015, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern, which means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital or generate sufficient cash from our operations.

Our long-term strategy is to develop the following proprietary technologies related to stevia and more broadly to key applications within the food, nutrition, and healthcare industries: (1) bioprocessing and fermentation technologies, which we believe have the potential to dramatically increase the global supply of high purity Reb A from stevia leaf extract while producing it at lower cost, and which are broadly useful due to the relatively high expense and logistical challenges of obtaining certain natural products through large scale farming followed by industrial-scale botanical extractions; and (2) bioinformatics technologies that rely on artificial intelligence algorithms and perform novel genomics analyses, which we are using to discover novel genes and gene combinations related to human longevity in order to discover related nutritional and medical interventions for improved metabolic health and age-associated diseases, and that are broadly useful due to the multigenic nature and inherent complexity of most human diseases.

In order to capitalize on the research and development efforts described above, we intend to build commercial operations that provide us with the ability to sell food and nutrition products and related services, or to enter into licensing arrangements, strategic partnerships, and/or joint ventures to achieve increased sales and revenue.  Our primary commercialization efforts today are directed at sales of stevia products to multinational food, beverage, and ingredient companies.  We are currently pursuing development and commercialization of additional functional food and nutritional products, especially ones that complement stevia and may also be useful for prevention of diabetes and weight management.  We also currently market and sell research products in operations that began in 2014, which we believe is a natural outgrowth of our team’s focus on harnessing new tools and technologies within our research and development operations.

In furtherance of these long-term business goals, we expect to focus on the following activities during the remainder of calendar year 2015 and calendar year 2016:

•

Conducting additional research and development activities to advance our proprietary bioprocessing and bioinformatics technologies, and to explore use of these technologies for stevia production and for additional applications critical to the food, nutrition, and healthcare industries;

•

Obtaining “generally recognized as safe” (“GRAS”) status and any other necessary approvals from the U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities in order to market and sell high purity stevia derived from leaf extract and from our proprietary enzyme enhancement process;

•

Building new sales channels and marketing capabilities, either internally or through partners, for stevia products and other commercial applications, such as research products, in order to help us fully leverage and capitalize upon our current product offerings; and

•

Evaluating new business development opportunities and strategic partnerships, including opportunities to in-license new technologies and/or form strategic partnerships with third parties in order to fund our operations or increase our capabilities.

Our present research and development operations are focused on harnessing breakthrough technologies for increasing global stevia production and developing additional food and nutrition products, while solving key challenges for the food, nutrition, and life sciences industries.  Our commercial operations seek to market stevia products primarily in North America, as well as to market and sell research products and tools to life science researchers.  The below descriptions of our planned operations include expected expenditures for various activities, some of which may depend on our ability to obtain additional funding, if available, and all of which are estimates based on current expectations and assumptions and could prove to be wrong. See “Liquidity and Capital Resources” in Item 7 of this prospectus.

Research and Development Operations

We currently employ three Ph.D.-level scientists who conduct and manage our internal research and development activities and staff, and we have retained seven additional scientists and engineers who act as consultants and perform research and development work independently through their own laboratory facilities and offices. Internal research and development work is primarily conducted at our headquarters in Yuba City, California, which contains more than 3,000 square feet of research and development space. These facilities include a laboratory, greenhouse, workshop, a food-grade pilot production facility, and a diverse array of equipment, including bioreactors, laboratory automation setups, pilot processing units, and other equipment related to agriculture, bioprocessing, bioinformatics, and food science.

During the next 12 months, we are planning for total research and development expenditures of $250,000 or more. These activities include scale-up and process optimization of our proprietary enzyme enhancement process for stevia as well as conduct of additional stevia field trials.  We also are continuing to develop a bioinformatics platform geared towards discovery of novel genes and gene combinations related to human health and longevity.  Internal analysis so far has yielded potentially valuable results, including identifying specific gene combinations linked to extremely long human lifespan within the supercentenarian population, and our next steps will center on more fully understanding why these gene combinations contribute to improved health, and to use this knowledge to develop novel functional food or nutritional products that influence the same genetic pathways.

We believe that our long-term commercial success and profit potential depends in large part on our ability to develop, advance and apply novel technologies to stevia production and other food, nutrition, and life sciences applications more quickly, efficiently and effectively than our competitors, and also on our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio. See “—Intellectual Property” below for a further discussion.

Stevia Commercialization Arrangements with Qualipride

In September 2014, we entered into definitive agreements with Qualipride International (“Qualipride”), a stevia supplier based in China with access to annual stevia supply greater than 1,000 metric tons, in order to accelerate the commercialization of our stevia products and technologies.  We entered into a definitive distribution agreement that is intended to result in our Company substantially taking over Qualipride’s stevia sales and distribution business, and entered into a definitive license agreement that provides us an exclusive license outside China to use their proprietary facility designs for stevia extraction and purification, and initiated plans for the construction of the first dedicated stevia processing facility in California. Most Qualipride sales are currently domestic sales within China, and Stevia First is focused on the expansion of Qualipride’s customer base, primarily in North America.  However, Stevia First is in the process of opening a wholly-owned subsidiary in China in order to finance research and development operations within China and to act as a local reseller there, if it becomes desirable to do so.  Pursuant to the distribution agreement, Stevia First must file for a GRAS designation for one or more of Qualipride’s stevia products prior to August 25, 2015.  Pursuant to the licensing agreement, Stevia First must be financed with at least $2.55 million prior to August 25, 2015 in order to retain exclusive rights to the proprietary stevia processing facility designs. These funds would be used primarily to finance equipment for the facility’s construction and we expect to obtain such funds primarily through debt financing, provided that the Company receives signed commitments from major stevia customers to purchase output from the proposed California processing facility.

Commercial Operations

Our present business operations are primarily directed at achieving sales of stevia products to multinational food, beverage, and ingredient companies in North America.  We are focused on selling products through business-to-business arrangements or partnerships with multinational companies, although we will also seek to market certain products directly to consumers including stevia and other functional food and nutraceuticals that may be useful for prevention of diabetes and weight management.  In 2014, we initiated a research products business, which we own and operate, and that provides a sales channel for certain research products and tools that we have developed, as well as new commercialization opportunities related to new technologies and trends that are of strategic interest to us.

Our commercial operations include our pursuit of sales of stevia extract to multinational food and beverage companies focused mainly on North America.  Our sales and distribution operations provide North American stevia sales, marketing, and quality control support, and to also provide a distribution channel for any food and nutrition products made internally using our novel bioprocessing methods.  We are focused mainly on business-to-business sales but we may also perform some direct-to-consumer marketing of these products.  We expect to spend approximately $75,000 in the next 12 months on product marketing and further integration of the Qualipride sales and distribution business, which may require the Company to manage and conduct certain operations in China through a wholly-owned subsidiary.  We are currently optimizing a proprietary enzyme enhancement process for stevia, and will likely need to achieve additional operational milestones in order to realize sales from this process, including demonstrating implementation of the process at industrial scale, additional process optimization results, and obtaining regulatory approvals for Reb A derived from the process.  We currently estimate that completion of these milestones and initial commercialization of stevia extract using enzyme enhancement processes would require approximately $100,000 of additional investment if we commercialize the product through a contract manufacturer or strategic partner.  We currently estimate that regulatory approval of this product will be obtained in 2015.   In addition, we are planning construction of the first dedicated stevia leaf processing facility in California, which is designed to produce at least 150 metric tons of stevia extract annually, and also could be used to implement our proprietary bioprocessing methods.  The planned facility would be technologically advanced and could lead the stevia industry in terms of energy efficiency, water conservation, and overall product quality. We have not yet finalized a site design for the facility, and we currently estimate finalized design and construction will cost $4,000,000 or more and span 10-14 months. We do not intend to pursue construction plans unless we are able to obtain funding for these activities primarily or entirely through long-term debt financing or other similar means on favorable terms, and until after we receive signed commitments from stevia buyers in order to purchase output from the proposed California facility.

Our commercial operations also include a research products business, which entails commercialization of life sciences research products and tools, some of which are also used within our own research and development activities.  We initiated these commercial operations in May 2014 upon acquiring certain product assets, customer relationships, and rights to molecular biology research products.

We will need to raise additional funds in order to continue operating our business and pursue and execute our planned research and development and commercial operations. We expect that we will seek such funding through equity and debt financings with our existing stockholders and other qualified investors. We do not have any commitments for any future financing and sources of additional funds may not be available when needed, on acceptable terms, or at all. See “Liquidity and Capital Resources” below.

Over the 12 months following the date of this report, we aim to increase the scale of our research and development and commercial operations. As of June 25, 2015, we had six full-time employees and three part-time employees. Total expenditures over the 12 months following March 31, 2015, are expected to be approximately $1,500,000. We expect to have sufficient funds to operate our business for at least 12 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue operating and/or advance our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumption by management include, among others, estimated allowances of uncollectible receivables, the fair value of equity instruments issued for services, and assumptions used in the valuation of derivative liabilities.

Stock-Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, we use the probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the March 31, 2015 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2016, however, the FASB has proposed a one-year deferral.   Early adoption is not permitted, and either full retrospective adoption or modified retrospective adoption is permitted. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).   ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's financial statements and disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements.  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-15 on the Company’s financial statements and disclosures.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in ASU 2014-6 do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  ASU 2014-6 applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-16 on the Company’s financial statements and disclosures

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 (Subtopic 225-20) - Income Statement - Extraordinary and Unusual Items.  ASU 2015-01 eliminates the concept of an extraordinary item from GAAP.  As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item.  However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently.  ASU 2015-01 is effective for periods beginning after December 15, 2015.  Early adoption is permitted.  The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Results of Operations

Fiscal Years Ended March 31, 2015 and March 31, 2014

The following table sets forth our results of operations for the years ended March 31, 2015 and 2014.

	Years Ended March 31,
	2015	2014

Revenues	$245,680	$-
Cost of goods sold	121,341	-
Gross profit	124,339	-

Operating Expenses:

General and Administrative	2,749,153	2,866,095
Rent and other related party costs	49,017	156,400
Research & development	1,131,327	575,092
Loss from operations	(3,805,158)	(3,597,587)

Other income (expenses)
Cost to induce exercise of warrants	(961,767)	(344,835)
Interest expense	(6,065)	(404,317)
Change in fair value of derivative liability	724,617	193,915

Net loss	$(4,048,373)	$(4,152,824)

Loss per share - Basic and diluted	$(0.06)	$(0.07)
Weighted average number of common shares outstanding	70,421,874	60,128,127

On May 16, 2014, the Company entered into an Asset Purchase Agreement with Percipio to purchase certain assets of Percipio for $50,000, which was allocated based upon the fair value of the acquired assets, as determined by management.  As a result of the acquisition, the results of our operations utilizing those assets were included in the Company’s March 31, 2015 financial statements since May 17, 2014.

During the fiscal year ended March 31, 2015, we generated $245,680 in revenue, compared to no sales during the year ended March 31, 2014, as a result of sales of research products and our acquisition of assets from Percipio Biosciences in May 2014.  Our cost of goods sold were $121,341, resulting in gross profit of $124,339 for the year ended March 31, 2015.

Our net loss during the fiscal year ended March 31, 2015 was $4,048,373 compared to a net loss of $4,152,824 for the fiscal year ended March 31, 2014 (a decrease in net loss of $104,451).

During the fiscal year ended March 31, 2015, we incurred general and administrative expenses in the aggregate amount of $2,749,153 compared to $2,866,095 incurred during the fiscal year ended March 31, 2014 (a decrease of $116,942). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. A significant portion of these costs are related to the development of our organizational capabilities as an agricultural biotechnology company engaged in the development of stevia products, including costs such as legal and advisory fees related to intellectual property development. In addition, during the fiscal year ended March 31, 2015, we incurred research and development costs of $1,131,327 compared to $575,092 incurred during the fiscal year ended March 31, 2014 (an increase of $556,235). During the fiscal year ended March 31, 2015, we incurred related party rent and other costs totaling $49,017 compared to $156,400 incurred during the fiscal year ended March 31, 2014 (a decrease of $107,383). Also during the fiscal year ended March 31, 2015, we incurred stock-based compensation totaling $1,334,493 compared to $1,222,031 incurred during the fiscal year ended March 31, 2014 (an increase of $112,462), which are allocated between general and administrative expenses and research & development expenses during the years ended March 31, 2015 and 2014.

This resulted in a loss from operations of $3,805,158 during the fiscal year ended March 31, 2015 compared to a loss from operations of $3,597,587 during the fiscal year ended March 31, 2014, (an increase of $207,571).

During the fiscal year ended March 31, 2015, we recorded total net other expenses in the amount of $243,215, compared to total net other expenses recorded during the fiscal year ended March 31, 2014 in the amount of $555,237 (a decrease of $312,022). During the fiscal year ended March 31, 2015, we incurred interest expense of $6,065 compared to $404,317 incurred during the fiscal year ended March 31, 2014 (a decrease of $398,252).We recorded a gain related to the change in fair value of derivatives of $724,617 during the fiscal year ended March 31, 2015, compared to a gain of $193,915 during the fiscal year ended March 31, 2014 (an increase of $530,702). We also recorded expenses related to the modification of warrant terms of $961,767 during the fiscal year ended March 31, 2015, compared to $344,835 incurred during the fiscal year ended March 31, 2014 (an increase of $616,932). This resulted in a net loss of $4,048,373 during the fiscal year ended March 31, 2015 compared to a net loss of $4,152,824 during the fiscal year ended March 31, 2014 (a decrease of $104,451).

The decrease in net loss during the fiscal year ended March 31, 2015 compared to the fiscal year ended March 31, 2014 is attributable to higher costs recorded related to the cost to induce exercise of warrants offset by a larger gain related to the change in fair value of derivatives.

Liquidity and Capital Resources

As of March 31, 2015 we had recorded revenues of $245,680 from sales of products or services. We have incurred losses since inception resulting in an accumulated deficit of $12,375,234 as of March 31, 2015, and further losses are anticipated in the development of its business. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

The continuation of our business is dependent upon us raising additional capital and eventually attaining and maintaining profitable operations. We do not have any firm commitments for future capital. We do not presently have, nor do we expect in the near future to have, material revenue to fund our business from our operations, and we will need to obtain all of our necessary funding from external sources in the near term. We may not be able to obtain additional financing on commercially reasonable or acceptable terms, when needed, or at all. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

As of March 31, 2015, we had total current assets of $462,303. Our total current assets as of March 31, 2015 were comprised of cash in the amount of $389,730, accounts receivable, net, of $61,595, inventory of $8,478, and prepaid expenses and other current assets in the amount of $2,500. Our total current liabilities as of March 31, 2015 were $1,541,603, represented primarily by accounts payable and accrued liabilities of $134,007, accounts payable to a related party of $1,000 and derivative liability of $1,406,596. The derivative liability is a non-cash item related to our outstanding warrants, as described in Note 4 to our financial statements. As a result, on March 31, 2015, we had a working capital of $(1,079,300). We had no long term liabilities as of March 31, 2015, or as of March 31, 2014.

In May 2015, subsequent to the year ended March 31, 2015, the Company entered into a securities purchase agreement with the purchasers identified therein  providing for the issuance and sale by the Company to the purchasers, in a private placement, of an aggregate of 5,000,002 shares of the Company’s common stock, Series A Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, Series B Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, and Series C Warrants to purchase up to an aggregate of 2,500,001 shares of the Company’s common stock (the Series A Warrants, the Series B Warrants and the Series C Warrants (the “May 2015 Offering”). After deducting for fees and expenses, the aggregate net proceeds to the Company from the May 2015 Offering were approximately $1,325,000.

Sources of Capital

On June 25, 2013, we entered into a securities purchase agreement with three investors for our public offering, issuance and sale of an aggregate of 3,676,472 shares of our common stock and warrants to purchase an aggregate of 11,029,416 shares of our common stock, for total gross proceeds to us of $1,250,000, or a sales price of $0.34 per share. The offering closed on June 28, 2013. We incurred $116,750 of direct costs in connection with the offering, resulting in net cash proceeds to us of $1,133,250. The warrants issued to the purchasers in the offering were issued in three series of 3,676,472 each and have initial exercise prices of $0.40, $0.50 and $0.60 per share, respectively, are exercisable immediately upon issuance and have a term of exercise equal to five years, six months and nine months, respectively. We also issued warrants to purchase up to 294,185 shares of our common stock to our placement agent for the offering. The placement agent’s warrants have an exercise price of $0.425 per share and a term of five years and are exercisable immediately.

In November and December 2013, certain purchasers in the offering exercised some of their six-month warrants and acquired an aggregate of 314,000 shares of our common stock at the then-effective exercise price of $0.50 per share, resulting in gross proceeds to us of $157,000. On December 6, 2013, we offered the purchasers holding the remaining six-month warrants the right to exercise all of those warrants, for an aggregate of 3,362,472 shares of our common stock, based on the terms of an early exercise offer wherein such warrants became exercisable at a reduced exercise price of $0.42 per share, so long as the exercise thereof occurred on or before December 9, 2013. All purchasers acted on the early exercise offer and we issued 3,362,472 shares of our common stock for gross proceeds to us of $1,327,504. We determined that the modification of the exercise price of the warrants from $0.50 per share to $0.42 per share should be recorded as a cost to induce the exercise of the warrants. As such, we recognized the difference of $173,824 between the fair value of the warrants before and after the modification as a cost in the accompanying statement of operations for the year ended March 31, 2014.

On March 26, 2014, we extended the expiration date of the nine-month warrants from March 28, 2014 to September 30, 2014. On September 9, 2014, we offered the purchasers holding the nine-month warrants the right to exercise all of those warrants, for an aggregate of 3,676,472 shares of our common stock, based on the terms of an early exercise offer wherein such warrants became exercisable at a reduced exercise price of $0.40 per share and new warrants would be issued to such investors, so long as the exercise thereof occurred on or before September 10, 2014. All purchasers acted on the early exercise offer and we issued 3,676,472 shares of our common stock for gross proceeds to us of $1,470,589. We determined that the modification of the exercise price of the warrants from $0.42 per share to $0.40 per share should be recorded as a cost to induce the exercise of the warrants. As such, we recognized the difference of $21,218 between the fair value of the warrants before and after the modification as a cost in the accompanying statements of operations for the year ended March 31, 2015.

In addition to the warrant exercises described above, during the fiscal year ended March 31, 2014, holders of an aggregate of 1,000,000 warrants were exercised to acquire a total of 1,000,000 shares of the Company’s common stock based upon their exercise price of $0.34 or total proceeds to the Company of $340,000.  Also, during the fiscal year ended March 31, 2014, certain holders of options exercised their options and received 1,250,000 shares of the Company's common stock based upon the exercise price per option agreements or total proceeds to the Company of $325,998.

We have generated $245,680 in revenue during the fiscal year ended March 31, 2015. We believe that revenue in the near term, will be less than necessary to support our business and pursue our operational plans without obtaining additional financing. We currently have no commitments for any future funding. As of March 31, 2015, we had cash in the amount of $389,730. As discussed under the heading “Plan of Operations” above, our total expenditures over the 12 months following March 31, 2015, are expected to be approximately $1,800,000. As of the date of this annual report we expect to have sufficient funds to operate our business over the next 12 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the capital we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

Since inception, we have primarily funded our operations through equity and debt financings, such as our June 2013 public offering. We expect to continue to fund our operations primarily through equity and debt financings in the foreseeable future. However, sources of additional funds may not be available when needed, on acceptable terms, or at all. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property and could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Moreover, regardless of the manner in which we seek to raise capital, we may incur substantial costs in those pursuits, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other related costs.

Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the fiscal year ended March 31, 2015, net cash used in operating activities was $2,499,766 compared to net cash used in operating activities of $2,132,833 for the fiscal year ended March 31, 2014. This increase is due to increased costs of our research and development operations. Net cash used in operating activities during the fiscal year ended March 31, 2015 consisted primarily of a net loss of $4,048,373 and $724,617 related to the change in fair value of derivative liability, offset by $961,767 related to the cost of the warrant modification, and $1,334,493 related to stock-based compensation. Net cash used in operating activities during the fiscal year ended March 31, 2014 consisted primarily of a net loss of

$4,152,824 and $193,915 related to the change in fair value of derivative liability, offset by $125,004 related to advance payments on related party lease, $344,835 related to the cost of the warrant modification, $107,652 for increases in accounts payable and accrued liabilities, and $1,222,031 related to stock-based compensation.

Net Cash Provided by Investing Activities

During the fiscal year ended March 31, 2015, net cash provided by investing activities was $10,505 compared to net cash used in investing activities of $0 for the fiscal year ended March 31, 2014.   Net cash provided by investing activities in the 2015 period related to the acquisition of cash from the acquisition of the assets of Percipio Biosciences of $10,505.

Net Cash Provided By Financing Activities

During the fiscal year ended March 31, 2015, net cash provided by financing activities was $1,475,588 compared to net cash provided by financing activities of $3,143,753 for the fiscal year ended March 31, 2014. Net cash provided by financing activities during the fiscal year ended March 31, 2015 consisted primarily of $1,470,588 received from the exercise of warrants to purchase common stock. Net cash provided by financing activities during the fiscal year ended March 31, 2014 consisted of $1,133,250 received from our public offering, issuance and sale of common stock and warrants to purchase common stock, $185,998 received from the exercise of options, and $1,824,505 received from the exercise of warrants to purchase common stock.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to stockholders.

 Going Concern Statement

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses and utilized cash in operations since inception resulting in an accumulated deficit of $12,375,234 as of March 31, 2015, and further losses are anticipated in the development of its business. These factors raise substantial doubt about the Company's ability to continue as a going concern. As a result, the Company’s independent registered public accounting firm, in their report on the Company’s March 31, 2015 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. We estimate that we will have sufficient funds to operate the business for the 12 months after March 31, 2015. We will require additional financing to fund our planned long-term operations, including our commitment under our distribution and license agreements with Qualipride International (“Qualipride”) (See Note 9) . These estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period.  In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

We do not have any firm commitments for future capital.  Significant additional financing will be required to fund our planned principal operations in the near term and in future periods, including research and development activities relating to stevia extract production, developing and seeking regulatory approval for any of our stevia product candidates, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies. We do not presently have, nor do we expect in the near future to have, sufficient or consistent revenue to fund our business from our operations, and will need to obtain significant funding from external sources. Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property that could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all.  If we cannot raise the money that we need in order to continue to operate and develop our business, we will be forced to delay, scale back or eliminate some or all of our operations.  If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

Off-Balance Sheet Arrangements

None.

DESCRIPTION OF THE BUSINESS

 We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. We commenced operations by issuing shares and acquiring a mineral property located in the Province of Saskatchewan, Canada. We were unable to keep the mineral claim in good standing due to lack of funding and our interest in the property expired. In September 2011, we entered into a lease for laboratory and office space in Yuba City, California, and since that time we have worked towards establishing our new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we affected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000.

Our Current Business

We were incorporated in the State of Nevada on June 29, 2007 and commenced operations as a mineral exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven for one forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000. In February 2012, we substantially changed our management team, added other key personnel, and began leasing laboratory and office space and land in California and since then we have been pursuing our new business as an agricultural biotechnology company engaged primarily in developing novel methods and technologies for industrial production of stevia, along with discovery and development of additional food and nutritional products.

Business Overview

The 21st century to date has seen a focus on health and sustainability and related trends, including efforts to reduce sugar consumption and to stem our global epidemics of diabetes and obesity. At the same time, new technologies that combine software with the life sciences, often through biotechnology, are becoming more widely available and accessible to physicians, researchers, and consumers. Through our focus on harnessing these new technologies and tools, and applying them to key challenges within the food, nutrition, and healthcare industries, we believe we have the potential to build a growing business and to enable development of far healthier food and nutritional products.

We are an agricultural biotechnology company that currently devotes most of our resources to research and development of new products and technologies, but we are currently seeking to commercialize stevia products, research products, as well as other food and nutritional products that are related to metabolic health.  As of the end of our March 31, 2015 fiscal year, we had generated $245,680 in revenues from our business operations, although we do not expect to generate significant amounts of cash from our operations in the immediate future. We had net losses for the year ended March 31, 2015 of $4,048,373, which includes non-cash expenses, and we had an accumulated deficit as of March 31, 2015 of $12,375,234. As described in more detail elsewhere in this annual report, we will need significant additional funding to support our operations and business plans and we have no commitments for future capital. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors or obtain capital from other alternative sources. In their report on our annual financial statements for the fiscal year ended March 31, 2015, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern, which means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital or generate sufficient cash from our operations.

Our Approach: Reinventing Human Nutrition

We are an agricultural biotechnology company that is dedicated to developing and commercializing dramatically healthier food and nutrition products.   Stevia is a zero-calorie alternative sweetener that is enabling sugar reduction within mainstream food and beverage products.   We are developing proprietary stevia processing technologies in order to increase its global supply, and intend to sell stevia at an industrial scale directly to multinational food, beverage, and ingredient companies. We are also developing and using a novel bioinformatics platform that relies on artificial intelligence algorithms in order discover novel genes and gene combinations related to longevity, which can be used to develop medical interventions for common age-associated diseases.  We are primarily seeking to commercialize food and nutritional products that may be used in order to prevent diabetes, obesity, and other metabolic disorders, and are seeking to commercialize our technologies through licensing arrangements, strategic partnerships, and/or joint ventures.

Our primary research and development operations are in California, with work performed internally by our scientific team and through a network of scientists and engineers who serve as our consultants. Our research and development activities are intended to harness “breakthrough technologies”, which we define as technologies that may not have existed as recently as a decade ago but have now become available and widely accessible and have the potential to provide solutions and commercial opportunity across diverse end markets and industries. We currently focus on breakthrough technologies that lie at the intersection of software and the life sciences within the biotechnology field.

Through our use of these breakthrough technologies, we are developing the following proprietary technologies related to stevia and more broadly to key applications within the food, nutrition, and healthcare industries:

•

Bioprocessing and fermentation technologies, which we believe have the potential to dramatically increase the global supply of high purity Rebaudioside A (“Reb A”) from stevia leaf extract while producing it at lower cost,  and which are broadly useful due to the relatively high expense and logistical challenges of obtaining certain natural products through large scale farming followed by industrial-scale botanical extractions; and

•

Bioinformatics technologies that rely on artificial intelligence algorithms and perform novel genomics analyses, which we are using to discover novel genes and gene combinations related to human longevity in order to discover related nutritional and medical interventions for improved metabolic health and age-associated diseases, and that are broadly useful due to the multigenic nature and inherent complexity of most human diseases.

In order to capitalize on the research and development efforts described above, we intend to build commercial operations that provide us with the ability to sell food and nutrition products and related services, or to enter into licensing arrangements, strategic partnerships, and/or joint ventures to achieve increased sales and revenue.  Our primary commercialization efforts today are directed at sales of stevia products to multinational food, beverage, and ingredient companies.  We are currently pursuing development and commercialization of additional functional food and nutritional products, especially ones that complement stevia and may also be useful for prevention of diabetes and weight management.  We also currently market and sell research products in operations that began in 2014 and include the assets purchased from Percipio Biosciences, Inc. (“Percipio”), which we believe is a natural outgrowth of our team’s focus on harnessing new tools and technologies within our research and development operations.

Our long-term business goals include developing and building the following commercial operations in order to capitalize upon our research and development activities, our proprietary technologies related to production of stevia and other natural products, and our technologies that may be useful for additional applications within the food, nutrition, and healthcare industries:

•

A sales and distribution business focused on stevia and other nutritional products useful for metabolic health, with stevia product sales focused on the business-to-business market and also enabling direct-to-consumer sales of stevia and related nutritional products;

•	A stevia processing facility, to be built in North America, with the necessary equipment and personnel to enable industrial enzyme production as well as bioprocessing of stevia and other products; and

•	A research products business, which manufactures and sells research products and operates a global distribution network for such research products.

In furtherance of these long-term business goals, we expect to focus on the following activities during the remainder of calendar year 2015 and calendar year 2016:

•

Conducting additional research and development activities to advance our proprietary bioprocessing and bioinformatics technologies, and to explore use of these technologies for stevia production and for additional applications critical to the food, nutrition, and healthcare industries;

•

Obtaining “generally recognized as safe” (“GRAS”) status and any other necessary approvals from the U.S. Food and Drug Administration (the “FDA”) and other regulatory authorities in order to market and sell high purity stevia derived from leaf extract and from our proprietary enzyme enhancement process;

•

Building new sales channels and marketing capabilities, either internally or through partners, for stevia products and other commercial applications, such as research products, in order to help us fully leverage and capitalize upon our current product offerings; and

•

Evaluating new business development opportunities and strategic partnerships, including opportunities to in-license new technologies and/or form strategic partnerships with third parties in order to fund our operations or increase our capabilities.

Our Operations

Our present research and development operations are focused on harnessing breakthrough technologies for increasing global stevia production and developing additional food and nutrition products, while solving key challenges for the food, nutrition, and life sciences industries.  Our commercial operations seek to market stevia products primarily in North America, as well as to market and sell research products and tools to life science researchers.  The below descriptions of our planned operations include expected expenditures for various activities, some of which may depend on our ability to obtain additional funding, if available, and all of which are estimates based on current expectations and assumptions and could prove to be wrong. See “Liquidity and Capital Resources” in Item 7 of this annual report.

Research and Development Operations

We currently employ three Ph.D.-level scientists who conduct and manage our internal research and development activities and staff, and we have retained seven additional scientists and engineers who act as consultants and perform research and development work independently through their own laboratory facilities and offices. Internal research and development work is primarily conducted at our headquarters in Yuba City, California, which contains more than 3,000 square feet of research and development space. These facilities include a laboratory, greenhouse, workshop, a food-grade pilot production facility, and a diverse array of equipment, including bioreactors, laboratory automation setups, pilot processing units, and other equipment related to agriculture, bioprocessing, bioinformatics, and food science.

During the next 12 months, we are planning for total research and development expenditures of $250,000 or more. These activities include scale-up and process optimization of our proprietary enzyme enhancement process for stevia as well as conduct of additional stevia field trials.  We also are continuing to develop a bioinformatics platform geared towards discovery of novel genes and gene combinations related to human health and longevity.  Internal analysis so far has yielded potentially valuable results, including identifying specific gene combinations linked to extremely long human lifespan within the supercentenarian population, and our next steps will center on more fully understanding why these gene combinations contribute to improved health, and to use this knowledge to develop novel functional food or nutritional products that influence the same genetic pathways.

We believe that our long-term commercial success and profit potential depends in large part on our ability to develop, advance and apply novel technologies to stevia production and other food, nutrition, and life sciences applications more quickly, efficiently and effectively than our competitors, and also on our ability to obtain and enforce patents, maintain protection of trade secrets, and operate our business without infringing the proprietary rights of third parties. As a result, we are dedicated to the continued development and protection of our intellectual property portfolio. See “—Intellectual Property” below for a further discussion.

Stevia Commercialization Arrangements with Qualipride

In September 2014, we entered into definitive agreements with Qualipride International (“Qualipride”), a stevia supplier based in China with access to annual stevia supply greater than 1,000 metric tons, in order to accelerate the commercialization of our stevia products and technologies.  We entered into a definitive distribution agreement that is intended to result in our Company substantially taking over Qualipride’s stevia sales and distribution business, and entered into a definitive license agreement that provides us an exclusive license outside China to use their proprietary facility designs for stevia extraction and purification, and initiated plans for the construction of the first dedicated stevia processing facility in California. Most Qualipride sales are currently domestic sales within China, and we are focused on the expansion of Qualipride’s customer base, primarily in North America.  However, we are in the process of opening a wholly-owned subsidiary in China in order to finance research and development operations within China and to act as a local reseller there, if it becomes desirable to do so.  Pursuant to the distribution agreement, we must file for a GRAS designation for one or more of Qualipride’s stevia products prior to August 25, 2015.  Pursuant to the licensing agreement, we must be financed with at least $2.55 million prior to August 25, 2015 in order to retain exclusive rights to the proprietary stevia processing facility designs. These funds would be used primarily to finance equipment for the facility’s construction and we expect to obtain such funds primarily through debt financing, provided that the Company receives signed commitments from major stevia customers to purchase output from the proposed California processing facility.

Commercial Operations

Our present business operations are primarily directed at achieving sales of stevia products to multinational food, beverage, and ingredient companies in North America.  We are focused on selling products through business-to-business arrangements or partnerships with multinational companies, although we will also seek to market certain products directly to consumers including stevia and other functional food and nutraceuticals that may be useful for prevention of diabetes and weight management.  In 2014, we initiated a research products business, which we own and operate, and that provides a sales channel for certain research products and tools that we have developed, as well as new commercialization opportunities related to new technologies and trends that are of strategic interest to us.

Our commercial operations include our pursuit of sales of stevia extract to multinational food and beverage companies focused mainly on North America.  Our sales and distribution operations provide North American stevia sales, marketing, and quality control support, and also provide a distribution channel for any food and nutrition products made internally using our novel bioprocessing methods.  We are focused mainly on business-to-business sales but we may also perform some direct-to-consumer marketing of these products.  We expect to spend approximately $75,000 in the next 12 months on product marketing and further integration of the Qualipride sales and distribution business, which may require the Company to manage and conduct certain operations in China through a wholly-owned subsidiary.  We are currently optimizing a proprietary enzyme enhancement process for stevia, and will likely need to achieve additional operational milestones in order to realize sales from this process, including demonstrating implementation of the process at industrial scale, additional process optimization results, and obtaining regulatory approvals for Reb A derived from the process.  We currently estimate that completion of these milestones and initial commercialization of stevia extract using enzyme enhancement processes would require approximately $100,000 of additional investment if we commercialize the product through a contract manufacturer or strategic partner.  We currently estimate that regulatory approval of this product will be obtained in 2015.   In addition, we are planning construction of the first dedicated stevia leaf processing facility in California, which is designed to produce at least 150 metric tons of stevia extract annually, and also could be used to implement our proprietary bioprocessing methods.  The planned facility would be technologically advanced and could lead the stevia industry in terms of energy efficiency, water conservation, and overall product quality. We have not yet finalized a site design for the facility, and we currently estimate finalized design and construction will cost $4,000,000 or more and span 10-14 months. We do not intend to pursue construction plans unless we are able to obtain funding for these activities primarily or entirely through long-term debt financing or other similar means on favorable terms, and until after we receive signed commitments from stevia buyers in order to purchase output from the proposed California facility.

Our commercial operations also include a research products business, which entails commercialization of life sciences research products and tools, some of which are also used within our own research and development activities.  We initiated these commercial operations in May 2014 upon acquiring certain product assets, customer relationships, and rights to molecular biology research products.

The Impact of Global Diabetes and Obesity Epidemics

The World Health Organization (the “WHO”) has declared that a diabetes epidemic is underway. In 1985, an estimated 30 million people worldwide had diabetes. By 1995, this number had shot up to 135 million, and by 2005 reached an estimated 217 million. Alarmingly, the WHO predicts that this will increase to at least 366 million by 2030.  The WHO attributes this growth to population growth, aging, unhealthy diets, obesity and increasingly sedentary lifestyles.

Diabetes is considered one of the major causes of premature illness and death in most countries and imposes a substantial financial burden to society. The predicted increase in prevalence among the population is therefore a real health and economic concern.  Most of the costs associated with diabetes result from comorbidities and the management of diabetes-related complications. Diabetic individuals are three times more likely to require expensive hospitalization for complications such as heart disease, kidney failure, limb amputation and blindness.  In the United States, the American Diabetes Association (the “ADA”) has estimated that the total cost of diabetes in 2002 was $132 billion, with direct and indirect costs of $92 billion and $40 billion, respectively.

More alarming still, a large percentage of people suffering from diabetes in developing countries - 45-58 % in Latin America, Middle East and Southeast Asia, and more than 80 % in Africa - remain undiagnosed. If left untreated, diabetes can lead to a number of severe conditions that affect the heart, eyes, nerves, blood vessels, and kidneys. In fact, 20-40 % of diabetes patients develop diabetic renal disease, and if their condition progresses further, they will require dialysis several times a week. Thus, the number of dialysis patients in these regions is also expected to grow at a faster pace than in developed countries.

The WHO has also recognized that the prevalence of obesity is rapidly rising to epidemic proportions around the world at an alarming rate. More than one billion adults worldwide are overweight and at least 300 million of these are obese. The WHO has concluded that the fundamental causes of this epidemic are sedentary lifestyles, high-fat, energy-dense diets, and increased urbanization.  In the United States, results from the National Health and Nutrition Examination Survey conducted in 1999–2000 indicate that a staggering 64.5% of adults in the United States are either overweight or obese, defined as having a body mass index (BMI) of 25 or more.

Although substantial lifestyle changes such as increasing physical activity and modifying diet are likely to remain integral to obesity management, low compliance means that pharmacological intervention is likely to become more prevalent. The market and economic benefit for safe and effective methods of prevention or treatments is therefore substantial.

The Trend of Sugar Reduction and the Market for Stevia

While still widely used, over-consumption of the traditional nutritive sweeteners, sugar and high fructose corn syrup (“HFCS”) carries risks. It is believed that the increased consumption of sugar and HFCS, which have similar caloric content, has contributed to increased rates of obesity, diabetes and other health-related issues. In particular, HFCS has been cited as a contributor to increasing rates of obesity due to its high percentage of fructose, which, unlike glucose, does not trigger the release of appetite suppressing endorphins when metabolized in the human body. Also, in addition to the increased concern about adverse health effects, there is a separate concern about a looming shortfall in the world’s sugar supply, reflected by the rise in the price of sugar from about $0.10 per lb. to more than $0.60 per lb. over the last 10 years, although it has since decreased from such peak levels. All of these concerns have stimulated a global demand in recent years for alternatives to sugar and HFCS.

 Stevia rebaudiana, popularly known as the stevia plant, is a small green plant from the chrysanthemum family with leaves that can taste 30 times sweeter than sugar. Stevia has been used and cultivated widely in Japan and China since the 1970s and has gained popularity in the United States following the issuance of the FDA’s first no objection letter in December 2008, which granted GRAS status to various Rebaudioside A (“Reb A”) extracts, or steviol glycoside extracts, including those of 97% Reb A purity (referred to as “Reb A 97”) and 95% purity (referred to as “Reb A 95”), which permitted the use of stevia as a sweetener in food and beverages in the United States. Today’s second largest market globally for high-intensity sweeteners, the European Union, adopted regulations to approve the use of stevia extract in November 2011.  The steviol gylocoside compound Reb A is the most commonly used as a commercial product, due to its relatively good taste and abundance within the stevia leaf. In most stevia extract commercial products, Reb A is extracted from the stevia leaves and then purified to 95%, 97% or greater purity for use in food and beverages.  To produce Reb A, the white concentrated powder is refined into crystals that are 200 to 300 times sweeter than sugar. The cost of producing or acquiring stevia in dry leaf form currently accounts for an estimated 70% of the costs involved in traditional stevia extract production.

Stevia represents a growing category of zero-calorie, high-intensity sweetener. Stevia extracts measure zero on the glycemic index, which is important in the diabetic market and benefits from growing consumer understanding of the value of a low glycemic index diet. In addition, the ability of stevia extracts to remain stable under heat permits them to be utilized in baked, cooked and processed foods. Reb A, the commercial form of stevia, is increasingly being used in food and beverage applications. Because Reb A is heat, light and pH stable, it can be used in applications where some other artificial sweeteners cannot. Additionally, its taste is closer to sugar than other sweeteners currently available, which could provide Reb A with significant advantages in certain applications.

We expect greater awareness of the relationship between diet and health will support an increasing demand for products across all categories that offer nutritional and health benefits. In particular, we expect the food and beverage segment in the United States and worldwide to experience growth in demand for alternative sweeteners due to increasing public awareness about the risks of sugar and sugary beverage consumption. A Credit Suisse report published in September 2013 titled “Sugar: Consumption at a Crossroads” indicates that, while medical research has not proven conclusively that sugar is the leading cause of obesity, diabetes type II or metabolic syndrome, the balance of medical research studies are coalescing around this conclusion. According to this report, in the U.S. alone, healthcare costs tied to diabetes type II are estimated at $140 billion, compared to $90 billion for tobacco-related healthcare costs. The same report also concluded that the most likely outcome over the next 5-10 years will be a significant reduction in sugar consumption and a marked increase in the role of high-intensity natural sweeteners, such as stevia. In addition, draft guidelines proposed by the WHO in March 2014 encourage the consumption of less than 5% of total daily caloric intake from sugars, which is less than the amount found in a single can of regular soda. Due to these and other factors, growth in traditional carbonated soft drink sales are expected to remain flat (or decline slightly), while demand for non-sugar enhanced beverages is expected to rise. Stevia extracts have played a significant role in new product development in this category to date.

We also believe that the market for stevia compared to other non-nutritive artificial sweeteners will benefit from a consumer belief that all-natural products are healthier than artificial products, particularly in the case of certain artificial high-intensity sweeteners that have been subject to consumer health risk concerns. A Harris Poll in 2008 found that three out of five Americans believe artificial sweeteners are only somewhat safe or not safe at all. Further, an August 2008 survey by IFIC Food and Health reported that 43% to 45% of Americans said they wanted to use less aspartame, sucralose and saccharin. Consumers are increasingly demanding healthier and more nutritious food and beverage products. Products with excessive levels of sugar and HFCS are increasingly being shunned, as are those fortified with synthetic or artificial low-calorie sweeteners. As a result, lower calorie products with natural ingredients, such as stevia’s all-natural, zero-calorie sweetener alternative, are increasingly in demand.

According to Mintel, there was a 400% increase globally in new stevia-based products between 2008 and 2012. According to an August 2009 Mintel report “Stevia and other Natural Sweeteners,” more than 115 new food and beverage products containing stevia were launched in the United States in the first seven months of 2009 by leading global food and beverage companies such as the Coca Cola Company, Cargill, PepsiCo and Merisant Company. Recently introduced products that utilize stevia extract as a sweetener include Coca Cola Company's Sprite®, Vitaminwater10™ and Odwalla® juices, PepsiCo's SoBe Lifewater® and Trop50, and Dr. Pepper Snapple Group's launch of All Sport Naturally Zero. These products joined Cargill's tabletop sweetener Truvia®, Merisant Company's tabletop sweetener PureVia™ and ZEVIA™ Cola, the first commercially produced cola beverage sweetened with stevia. In early May 2011, AC Nielsen reported that Truvia® had surpassed Sweet N Low® to become the number two sugar substitute in the U.S. and was then in more than five million U.S. households, accounting for 14% of the U.S. tabletop sugar substitute market.

Stevia Extract from Fermentation-based or Biotechnological Production Methods

Certain companies and research groups including Stevia First are investigating the potential for producing stevia extract through methods that mimic the biosynthesis of steviol glycosides within the stevia plant. In doing this, steviol glycosides would be produced or enhanced using yeast, plant cells, recombinant enzymes, or using directed fermentation and related biotechnological methods so as to better control the blend of steviol glycosides in the final product. These fermentation-based or biotechnological methods rely upon knowledge and characterization of the genes and enzymes that play a role in the biosynthesis of steviol glycosides within the stevia leaf. If successful, these methods could produce stevia using enzymatic enhancement of crude stevia extract, or through bypassing entirely the need to grow the stevia plant through fermentation. These methods could be more reliable and economical than current methods that rely upon complex stevia farming and extraction methods and could produce a superior tasting stevia extract that contains fewer impurities. This may be desirable for Reb A, which is relatively expensive today compared to artificial sweeteners like sucralose or aspartame, and especially helpful for the successful commercialization of “next-generation” stevia extracts such as Rebaudioside D and Rebaudioside M, which are typically present in extremely low levels within the stevia leaf and therefore costly to produce through traditional leaf production and extraction. In addition, because the stevia leaf is a complex mixture of various compounds, traditional extraction processes require the use of further processing and purification steps in order to try to remove impurities that may contain off-tastes, which adds to the cost of producing the stevia product. The use of fermentation-based processes could ultimately enable the production of stevia extracts that are better tasting and more readily available due to lower production costs.

The Global Sweetener Industry

The value of the global sweetener market in 2009 was estimated at $58.3 billion, as reported by Reuters, and continues to be dominated by sugar, which many governments subsidize because they consider sugar a necessity as a nutritive sweetener.  The other predominant nutritive sweetener, HFCS, is a modified form of corn syrup with an increased fructose level, typically containing either 42% or 55% fructose. Since fructose is sweeter than glucose, HCFS can be more sweet than sugar, which results in a more cost-effective use in food processing. HFCS’s caloric content is equivalent to that of sugar.  A 2011 report from the USDA found that sweetener deliveries for 2010 were 131.9 pounds per person, which is an estimate of consumption levels. According to Mintel’s 2011 report on stevia and other natural sweeteners, stevia is one of the fastest-growing newcomers in the $6 billion estimated sugar substitute market. This includes artificial chemical sweeteners as well as naturally derived non-caloric sweeteners.

Non-nutritive sweeteners, sometimes referred to as “artificial sweeteners” or “high-intensity sweeteners,” are generally synthesized by chemical processes and have a higher degree of sweetness than nutritive sweeteners. Non-nutritive sweeteners have low or no caloric content and do not include fermentable carbohydrates, preventing the creation of acids through oral bacteria that causes tooth decay. The low calorie content allows diabetic patients to enjoy the taste of regular sugar without adding calories to their diet while assisting in weight management to prevent heart disease and obesity. An increasing diabetic patient population, surging risks of heart diseases, and a more health-conscious populace are major factors driving the growth in artificial sweeteners market.  Beverages, notably diet soft drinks, are the principal market for non-nutritive sweeteners, although they are used in a variety of other food products including dairy products, bakery products, confectioneries, snacks, salad dressings, cosmetics and pharmaceuticals. The Coca Cola Company and PepsiCo, for example, are major purchasers and users of aspartame, a popular high-intensity sweetener, often used in diet sodas. Growth in this market is largely affected by the ongoing trends among consumers. The United States dominates the world non-nutritive sweeteners market, with Europe and Asia-Pacific trailing the United States in sales.  Leading non-nutritive sweeteners include sucralose, which is found in more than 4,500 products, was developed in the 1970s, and according to Tate & Lyle plc, in 2012, Splenda ® sucralose had a 26% share of the high intensity sweetener market by value.  Aspartame is one of the most widely used high-intensity sweeteners in the food and beverage industry, and was discovered in 1967 and approved by the FDA in 1981.  Saccharin is 300 times sweeter than sugar, but it has been known to have a bitter aftertaste and has been subject to controversy over possible carcinogenic side effects.

About the Nutraceuticals Market

The nutraceuticals market is a multi-billion dollar market comprised of foods, beverages, ingredients, and dietary supplements that have (or are promoted as having) a health benefit to consumers.   Products within the broader nutraceuticals market can be split into three separate categories, including dietary supplements, nutraceutical ingredients, and functional foods and beverages.  Extensive research also shows that the market for nutraceuticals has broadened considerably in recent years and now includes products targeted to virtually every socioeconomic, age and health category.  Ongoing research is constantly allowing the further segmentation of the functional foods market allowing the introduction of foods catering to the needs of people belonging to different age groups. For example, fortified foods with enhanced or enriched nutrients have been found more beneficial among the aging population, functional beverages are favored by teenagers and adults while the dietary supplement market has more inclination towards infants and elders.  Major factors contributing to the growth of functional foods include: increasingly complex lifestyles; quick-fix tendency toward health issues; lack of physical activities; rising healthcare costs; increasing health consciousness; assuming a preventive stance rather than reactive for health problems; ease of consumption; and a rise in the aging population.

Globally, the nutraceuticals market reached $142.1 billion in 2011 and is expected to reach $204.8 billion by 2017, growing at a compound annual growth rate (“CAGR”) of 6.3%.  The global functional food market revenue for the year 2013 was estimated to be around $175 billion.  With an annual average growth rate of about 15%, the global market for functional food is forecast to exceed $230 billion by 2015. In 2011, North America enjoyed the highest market share for nutraceutical products at $56.4 billion.  The sales revenue itself proves the popularity of functional foods and nutraceuticals in the global market. Currently, it accounts for a 45% share in the global food market.  Such a wide and growing customer base has attracted some of the world’s major food and beverage producers. General Mills, Groupe Danone, Coca Cola Company, Kellogg Co., Nestle, S.A., Kraft Foods, PepsiCo, and others are now heavily engaged and are developing a variety of food and beverage products with functional health claims.   Many of these companies, and many smaller regional players, are carving out opportunities for themselves by specializing their product offerings and, for example, partnering with pharmaceutical companies to combine food products with medicines.

“Geroprotectors” -- Nutraceuticals and Pharmaceuticals that influence known Longevity Genes

In recent years, a class of compounds called “geroprotectors” has emerged, which are being used in treatments or interventions that in the laboratory extend the lifespan of model organisms including yeast, worms, flies, or rodents.  The U.S. National Institutes of Health, through its National Institute on Aging, has launched the Interventions Testing Program to verify these results in well controlled studies.  Many of the genes involved in these interventions, as evidenced by knockdown or overexpression of certain genes, are related to nutrient-sensing and metabolism, meaning that treatments based on these discoveries could result in interventions that are also useful for the prevention or management of diabetes, obesity, and other metabolic disorders.

More than 50 genes and genetic pathways are known today to influence lifespan, with one example being the adenosine monophosphate-activated protein kinase (“AMPK”) pathway, which has historically been targeted for drug development, and serves as an example of the broad potential of geroprotectors for improving health and for preventing metabolic disorder in particular.  Metformin is a first-line pharmaceutical treatment for diabetes, a known AMPK activator, and is an anti-hyperglycemic agent that has the ability to restrict glucose output.  Beyond that, this drug has been shown to have life-extending effects, where patients with diabetes on metformin lived years longer even than “healthy” controls that did not have diabetes.  Studies have suggested that the activation of AMPK by metformin provides a unified explanation for these benefits, and others have shown how other available interventions such as resveratrol and exercise also activate AMPK.   Pharmaceutical companies and food companies have even pursued activators of AMPK as potentially being able to provide a pill that provides “exercise-in-a-bottle”.  This genetic pathway is one of several lifespan-related pathways that aging researchers are starting to characterize today, and where drugs or nutraceuticals known as geroprotectors could influence them and have profound health benefits.  Other known pathways to influence lifespan include mTOR, Insulin/IGF-1, Sirtuins, and others, and the key to developing functional ingredients will be discovering how each of these pathways interact, and how to influence them safely.

One example of an intervention that is known to act through longevity genes, and that has been shown by aging researchers to reliably extend lifespan is fasting, or calorie restriction, which has been studied for more than 75 years.  Because this intervention requires a drastic reduction in calories, it is thought to be too impractical to be adopted in the mainstream.  Indeed, it is too burdensome for many to adhere to a calorie-controlled traditional diet and to exercise consistently.  Therefore, it is desirable to develop geroprotector compounds that recapitulate the same benefits but can be provided in a more convenient form, such as a pharmaceutical, nutraceutical, or functional food ingredient.

Use of Artificial Intelligence for Bioinformatics and Genomics Analysis

The genomics revolution has led to massive scientific advances, but has not yet spawned the dramatic onslaught of novel therapeutics that was envisioned by many when the Human Genome Project was conceived.   One key reason for this is complexity -most diseases depend on multiple genes interacting together, via the interaction of multiple proteins and epigenetic mechanisms, and via complex cooperative dynamics spanning multiple body systems and chronic age-associated diseases such as heart disease, cancer,

diabetes, and osteoporosis are known to be polygenic and too complex to understand at present.   Simplistic ways of analyzing complex genomic data have not been able to address the subtlety of human health and disease, except in a handful of cases.

Artificial intelligence (“AI”), at least in principle, contains a key to resolving this dilemma.  AI algorithms are able to penetrate data complexity that stumps the human mind as well as traditional statistical methods, finding patterns in the combinations of multiple genes and epigenetic mechanisms which cause human disease.  Supervised learning algorithms are able to analyze multiple gene expression and single nucleotide polymorphism (“SNP”) datasets, and there is extensive publically-available data today that can be analyzed that characterize the genetics of long-lived humans, including populations like supercentenarians, who live to be 110 years old or longer, and other long-lived organisms like the bowhead whale and naked mole rat.  This analysis could enable the discovery of novel genes and gene combinations that are fundamental to the aging process and to the onset of common age-associated diseases.

Competition

Our goal is to leverage the breakthrough technologies we are developing to become a premier global supplier of stevia and to develop lucrative applications within the food, nutrition, and healthcare industries.

We face competition from current producers of sweeteners and other functional food products, primarily from multinational food, nutrition, and pharmaceutical companies, who may be potential customers or strategic partners but who may also conduct internal research and development similar to our own.  In addition, we face competition from research-focused companies and contract research providers who may seek to develop products and technologies with similar capabilities to those we are developing internally.  Many of these competitors are larger, more established and have more resources than we do.  In addition, we expect other major global companies may enter the market or become competitive with us as demand for our products and technologies grows, and as they are validated through additional research and development milestones or increased market penetration.

 We believe that key competitive and differentiating factors in the stevia industry are price, taste, product purity, supply chain reliability, product applications support, as well as technological innovation to ensure that environmentally friendly, safe, and sustainable production methods are used.  Many of our competitors in the stevia industry continue to rely on traditional stevia production through farming.  According to CCM Information Science & Technology’s 2013 market research report on the stevia industry, the leading three global companies by stevia output comprise less than 50% of all stevia production capacity, indicating the fragmented nature of the stevia industry, with many different suppliers having significant production capacities. As a result, we compete in the stevia production market against many large, midsize and small companies with customer bases ranging from local to global. Major stevia producers include Cargill, Incorporated, an international producer and marketer of food products that produces Truvia® tabletop sweetener, the leading stevia tabletop sweetener in the U.S., and is potentially the largest producer of stevia-based sweeteners and PureCircle, a Malaysian based supplier of stevia for the PureVia™ tabletop stevia brand that reported in 2013 that it had 2,800 metric tons of annual production capacity for high purity Reb A, which it stated could eventually support $250 to $300 million in sales revenue. Other significant producers and distributors of stevia in the business-to-business market include Blue California and GLG Life Tech Corp.  Some of our competitors are pursuing research and development related to the production of stevia through fermentation-based methods such as DSM and a joint venture initiated by Cargill and Evolva.  As a result, we face competition from large existing ingredient companies that may be able to develop fermentation or other production processes that are more effective, more convenient or less costly than any that we may develop, or they may obtain regulatory approvals for their products more rapidly than we may obtain approval for ours.

Our strategy of differentiation in the nutraceutical and functional ingredient market is to provide a high level of quality and consistency in our products, a clear ability for our products to influence metabolic health, and to validate our products using clinical study practices that are comparable to those used by the pharmaceutical industry.  For our products, this entails ensuring lot-to-lot consistency, ensuring that active ingredients are found at an adequate dose within the final product, ensuring that the active ingredients are bioavailable and therefore can fully support the product’s health claims, and ensuring that health claims are substantiated by randomized and placebo-controlled clinical studies.  Typically, the first line of treatment for Type 2 Diabetes is diet modification and exercise, which is rarely effective because it is inconvenient, requiring a substantial change in the patient's lifestyle. A number of classes of pharmaceutical drugs are used to manage Type 2 Diabetes, many of which are orally available. Current therapies include biguanides, sulfonylureas, thiazolidinediones (TZDs), alpha-glucosidase inhibitors, dipeptidyl peptidase 4 (DPP-4) inhibitors, glucagon-like peptide-1 (GLP-1) analogues, and insulins. The most commonly prescribed first-line treatment for Type 2 Diabetes in the United States is metformin.  We have many competitors in this field including large commercial pharmaceutical companies and multinational ingredient companies that manufacture and sell functional food and nutraceutical products.  Despite the continued sales of many nutraceutical and pharmaceutical products that influence or are marketed as products useful for prevention of diabetes or weight management, we still are experiencing global diabetes and obesity epidemics, so most products on the market today either fail to be effective, fail to be accessible, fail to be sufficiently convenient or inexpensive, or fail for other reasons to become a mainstream solution that prevents diabetes and obesity.  Beyond that, the nutraceuticals market today is especially crowded with products that offer tenuous or insignificant health benefits, representing a significant market opportunity for products that are convenient and effective.

Government Regulation

Regulatory Approval of Stevia in Food and Beverage Markets

Stevia has been approved for use in food and beverages in multiple markets around the world, including the United States, the European Union, Australia and New Zealand, China, Japan, Mexico, Brazil, and Paraguay. Such approval is typically granted by a government body for the use of a refined stevia extract, such as Reb A, in formulations of consumer products including food, beverages, and tabletop sweeteners. In June 2008, the Joint Expert Committee on Food Additives (the “JECFA”), administered jointly by the United Nations’ WHO and the Food and Agricultural Organization, raised the acceptable daily intake level for stevia. Established in 1956 as an international scientific committee to evaluate food additives, JEFCA is now widely recognized as the leading authority in risk assessment of food hazards. The JECFA has evaluated more than 1,500 food additives and established the main international principles and guidelines of safety assessment for chemicals in foods. The JECFA published its approval of stevia after a decade of study, stating that, "95% steviol glycosides are safe for human use in the range of four milligrams per kilogram of body weight per day." This doubled the average daily intake level previously set by the JECFA from earlier studies. In addition to these JECFA approvals, most countries have their own approval processes, generally administered by one or more governmental agencies, which regulate the commercial sale of food and beverage products. In the United States, which we expect will be the primary market for any stevia products we may produce and commercialize, at least 25 stevia products, including Reb A products and also refined mixtures of steviol glycosides, have already received GRAS approval from the FDA, the U.S. governmental agency that regulates the production and sale of food and beverage products. All of these public GRAS approved products use traditional industry means for obtaining steviol glycosides, including the cultivation of the stevia plant and extraction of steviol glycosides from the stevia leaf, and none appear to involve directed production of steviol or Reb A, currently the industry-leading steviol glycoside, from lower-cost substrates using fermentation, enzymatic, or otherwise biotechnological processes. Certain products appear to use industrial enzymes for use with leaf extraction, and three products appear to use industrial enzymes for modification of steviol glycoside mixtures to improve taste profiles. A company introducing a new product in the United States that contains stevia produced using previously approved methods may obtain GRAS status for the product by submitting a notification letter to the FDA for its review or by privately asserting GRAS status by conducting internal reviews of the product’s manufacturing processes, purity and safety data.

Regulatory Approval of Stevia Products using Novel Fermentation or Biotechnological Methods

Because we seek to produce steviol glycosides using novel fermentation or biotechnological methods, these processing and production methods may subject any products we produce to additional regulatory approvals, as compared to stevia products that are produced using known industry methods, if the methods or substances used for stevia production have not received GRAS approval or if they are not otherwise exempt from premarket approval by the FDA. For example, if we develop and intend to use novel reaction substrates, production microorganisms, or processing enzymes that mimic the natural biosynthesis of the stevia plant, we may be required to obtain premarket approval and to seek GRAS approval through a petition process for these novel substances used as processing aids or food additives. The Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder prescribe the statutory requirements for food additive petitions and the eligibility requirements for classification of a substance as GRAS and for GRAS affirmation petitions. Such additional approval process would involve a separate petition and review of any novel food additives or processing aids, and include a necessary determination by qualified experts that the substance is safe for its intended use and that sufficient information about the safety and use of the substance is widely known and publicly available. If such additional regulatory approvals are required with respect to any products we may develop using novel fermentation or biotechnological methods, then our commercialization of any such products may experience significant delays to obtain such approvals, may require substantially higher costs than we presently anticipate, and or may not be achieved at all.

Environmental and Other Regulations

In addition to laws and regulations enforced by the FDA and those related to the sale of stevia leaf or refined stevia extract as a food, beverage or ingredient, we are also subject to regulations under the Occupational Safety and Health Act, other labor and employment laws, and other present and potential future federal, state or local laws and regulations applicable to our operations as an agricultural biotechnology company. Further, our agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act. These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to agricultural practices. We anticipate that any pesticide or agricultural chemicals used will be managed by trained individuals, certified and licensed through the California Department of Pesticide Regulation. Compliance with these laws is not expected to have a material effect on our capital expenditures, however we cannot be certain that in the future the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

Research and Development

During the fiscal years ended March 31, 2015 and 2014, we incurred $1,131,327 and $575,092 in expenses that were allocated to research and development activities.

Intellectual Property

Our research and development efforts focus on stevia production, but span other products and applications related to the food, nutrition, and pharmaceutical industries.  As a result, we apply a multifaceted approach to developing and protecting our intellectual property portfolio. We have obtained or applied for exclusive and worldwide rights to multiple patents and patent families, most of which have been developed internally, but also including rights obtained through an exclusive license agreement with Vineland Research and Innovations Centre (the “Vineland License”). The Vineland License relates to certain methods for microbial production of steviol and steviol glycosides that are derived from a U.S. patent application titled, “Compositions and methods for producing steviol and steviol glycosides”. The Vineland License has an initial term of 10 years and may be renewed by us for additional two-year terms until all licensed patents have expired, which is March 19, 2027 for U.S. Patent No. 7927851, March 20, 2027 for European Union Patent No. EP1897951B1, and March 21, 2027 for Canadian Patent No. 2580429. Our internally developed patents include provisional and non-provisional patent applications filed in the United States in 2013, 2014, and 2015 covering biosynthesis methods for steviol glycosides, enzyme enhancement methods, use of agricultural drones and robotic systems in agriculture, and methods for combined processing of sugar and stevia leaf extract. Each of these provisional applications must be converted into a non-provisional U.S. application prior to the one-year anniversary of their filing, at which time we will retain rights to seek prosecution of the patent applications in all jurisdictions worldwide and, if successful in prosecuting certain claims, could obtain patent protection for these claims for 20 years from the date the applicable non-provisional patent application is filed.

Employees

We currently have six full-time employees and three part-time employees. We expect to increase the number of our employees as we increase our operations.

Environmental Law Compliance

Our agricultural operations will be subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act. These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to agricultural practices. We anticipate that any pesticide or agricultural chemicals used will be managed by trained individuals, certified and licensed through the California Department of Pesticide Regulation. Compliance with these laws is not expected to have a material effect on our capital expenditures, however we cannot be certain that in the future the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

Research and Development

We began engaging in research and development activities related to the cultivation and harvest of stevia leaf during the fourth quarter of our fiscal year ended March 31, 2012. During the fiscal years ended March 31, 2014 and 2015 we incurred expenses of $575,092 and $1,131,327, respectively, that were allocated directly to these activities.

Properties

We currently lease office and laboratory space at 5225 Carlson Rd., Yuba City, California 95993. Our current lease agreement for that space, which supersedes and replaces the commercial lease agreement we previously entered for space at the same location, expires on May 1, 2017 and our rent payments thereunder are $2,300 per month.

We believe that our current facilities will be adequate for our needs for the next 12 months, although we may lease additional property for additional research and development space, and for the location of stevia extraction, purification, and processing facilities.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers as of March 31, 2014:

Name	Position	Age	Director Since
Dr. Avtar Dhillon (2)(3)(4)	Chairman of the Board of Directors	53	August 2011
Dr. Anthony Maida III (1)(2)(3)	Director	62	March 2012
Robert Brooke	Chief Executive Officer and Director	35	January 2012

_______________

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating and Corporate Governance Committee

(4) Member of Financing Committee

Business Experience

 The following is a brief account of the education and business experience of our current directors and executive officers:

Dr. Avtar Dhillon has served as the Chairman of our Board of Directors since January 31, 2012 and has served as a director since August 17, 2011. Dr. Dhillon also served as our Interim Principal Executive and Financial Officer from August 17, 2011 until January 31, 2012. Dr. Dhillon has served as Chairman of the Board of Directors of OncoSec Medical Incorporated (OTCBB: ONCS) since March 2011, and of Arch Therapeutics since April 2013, after serving as a director since May 2011. Dr. Dhillon served as President and Chief Executive Officer of Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation) (NYSE MKT: INO) from October 2001 to June 2009, as President and Chairman of Inovio from June 2009 until October 2009, as Executive Chairman from October 2009 until August 2011, and as Chairman from September 2011. During his tenure at Inovio, Dr. Dhillon led the successful turnaround of the company through a restructuring, acquisition of technology from several European and North American companies, and a merger with VGX Pharmaceuticals to develop a vertically integrated DNA vaccine development company. Dr. Dhillon led multiple successful financings for Inovio and concluded several licensing deals that included multinational companies, Merck and Wyeth (now Pfizer). Prior to joining Inovio, Dr. Dhillon held roles of increasing responsibility with MDS Capital Corp. (now Lumira Capital Corp.), one of North America's leading healthcare venture capital organizations, from August 1998 until September 2001. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years until September 2001. Dr. Dhillon has been instrumental in successfully turning around struggling companies and influential as an active member in the biotech community. From March 1997 to July 1998, Dr. Dhillon was a consultant to CardiomePharma Corp. ("Cardiome"), a biotechnology company listed on the Toronto Stock Exchange and NASDAQ. While at Cardiome, Dr. Dhillon led a turnaround based on three pivotal financings, establishing a clinical development strategy, and procuring a new management team. In his role as a founder and board member of companies, Dr. Dhillon has been involved in several early stage healthcare focused companies listed on the Toronto Stock Exchange and TSX Venture Exchange, which have successfully matured through advances in their development pipeline and subsequent merger and acquisition transactions. He was a founding board member in February 2004 of Protox Therapeutics, Inc. (“Protox”), now a publicly traded specialty pharmaceutical company known as Sophiris Bio Inc. Dr. Dhillon maintained his board position at Protox until the execution of a financing with Warburg Pincus in November 2010. Dr. Dhillon currently sits on the Board of Directors of BC Advantage Funds, a venture capital corporation in British Columbia, and has held this role since November 2003. Dr. Dhillon brings extensive experience in biotechnology companies to our Board of Directors, as well as significant experience with obtaining financing and pursuing and completing strategic transactions. He has valuable experience serving on the Board of Directors of other publicly traded and privately held companies.

Dr. Anthony Maida, III joined our Board of Directors in March 2012. Dr. Maida has served on the Board of Directors of OncoSec Medical Incorporated since June 2011 and currently serves as the Chair of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Dr. Maida has served on the Board of Directors of Spectrum Pharmaceuticals, Inc. (NASDAQ GS: SPPI) since December 2003 and currently serves as the Chair of its Audit Committee and a member of its Compensation Committee, Placement Committee, Nominating and Corporate Governance Committee and Product Acquisition Committee. He is currently Senior Vice President – Clinical Research (from June 2011) at Northwest Biotherapeutics, Inc., a company focused on the development of therapeutic DC cell based vaccines to treat patients with cancer. Dr. Maida has been the acting Chairman (from March 2003) of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. He also serves as Principal of Anthony Maida Consulting International (since September 1999), providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Recently Dr. Maida was Vice President of Clinical Research and General Manager, Oncology, world-wide (from August 2010 to June 2011) for PharmaNet, Inc. He served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. He was also President (from December 2000 to December 2001) of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. He has been a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the American Chemical Society and the International Society for Biological Therapy of Cancer. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California, Davis, in 2010. Dr. Maida brings to the Board of Directors significant practical experience in agriculture. We believe that his financial and operational experience in our industry will provide important resources to our Board.

Robert Brooke has served as a director and our Chief Executive Officer since January 31, 2012, and previously served as our Vice President of Business Development beginning in October 2011. Mr. Brooke was a founder of Lion Biotechnologies, Inc., formerly Genesis Biopharma, Inc. (OTCBB: LBIO.OB), a cancer drug development company, where he also served as Director, President and Chief Executive Officer from March 2010 until February 2011. Mr. Brooke is a co-founder of Intervene Immune, Inc., a privately held biotechnology company focused on immune regeneration, and since March 2014 has served on a limited part-time basis as Chief Executive Officer. Mr. Brooke was the founder of Percipio Biosciences, Inc., a privately held research diagnostics company that manufactures and distributes products related to oxidative stress research, and served as its President, on a limited part-time basis, from 2008 until June 2013. From 2004 to 2008, he was an analyst with Bristol Capital Advisors, LLC, investment manager to Bristol Investment Fund, Ltd. (“Bristol”). During this period, Bristol financed over 60 public healthcare and life science companies and was listed by The PIPEs Report in 2005 as being the most active investor in private placements by public biotechnology companies. Mr. Brooke earned a B.S. in Electrical Engineering from Georgia Tech in 2003 and a M.S. in Biomedical Engineering from UCLA in 2005. Mr. Brooke provides our Board of Directors with public and private capital raising experience, as well as experience in leading early stage biotechnology companies.

Term of Office

In accordance with our Bylaws, our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.

Committees of the Board of Directors

On August 24, 2012, our Board of Directors established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Finance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee of our Board of Directors consists of only Dr. Maida, who serves as Chairman. Our Board of Directors has determined that the sole member of our Audit Committee is independent within the meaning of applicable SEC rules and Nasdaq Listing Rules, and has determined that Dr. Maida is an audit committee financial expert, as such term is defined in the rules and regulations of the SEC, and is financially sophisticated within the meaning of the Nasdaq Listing Rules. The Audit Committee has oversight responsibilities regarding, among other things: the preparation of our financial statements and our financial reporting and disclosure processes; the administration, maintenance and review of our system of internal controls regarding accounting compliance; our practices and processes relating to internal audits of our financial statements; the appointment of our independent registered public accounting firm and the review of its qualifications and independence; the review of reports, written statements and letters from our independent registered public accounting firm; and our compliance with legal and regulatory requirements in connection with the foregoing. Our Board of Directors has adopted a written charter for our audit committee, which is available on our website, www.steviafirst.com.

Compensation Committee

The Compensation Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that Dr. Maida is independent within the meaning of applicable Nasdaq Listing Rules. The duties of our Compensation Committee include, without limitation: reviewing, approving and administering compensation programs and arrangements to ensure that they are effective in attracting and retaining key employees and reinforcing business strategies and objectives; determining the objectives of our executive officer compensation programs and the specific objectives relating to CEO compensation, including evaluating the performance of the CEO in light of those objectives; approving the compensation of our other executive officers and our directors; administering our as-in-effect incentive-compensation and equity-based plans; and producing an annual report on executive officer compensation for inclusion in our proxy statement, when required and in accordance with applicable rules and regulations. Our Board of Directors has adopted a written charter for our compensation committee, which is available on our website, www.steviafirst.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that Dr. Maida is independent within the meaning of applicable Nasdaq Listing Rules. The responsibilities of the Nominating and Corporate Governance Committee include, without limitation: assisting in the identification of nominees for election to our Board of Directors, consistent with approved qualifications and criteria; determining the composition of the Board of Directors and its committees; recommending to the Board of Directors the director nominees for the annual meeting of stockholders; establishing and monitoring a process of assessing the effectiveness of the Board of Directors; developing and overseeing a set of corporate governance guidelines and procedures; and overseeing the evaluation of our directors and executive officers. Our Board of Directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website, www.steviafirst.com.

Financing Committee

Dr. Avtar Dhillon is the Chairman and sole member of our Financing Committee. The Financing Committee does not currently have a charter. The Financing Committee has responsibilities relating to our efforts to obtain adequate funding to finance our development programs and operations.

Family Relationships

No family relationships exist between any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the fiscal years ended March 31, 2015 and March 31, 2014 for (i) our current principal executive and financial officer, and (ii) our next most highly compensated executive officer other than our principal executive officer and principal financial officer serving as an executive officer at the end of our 2015 fiscal year and whose total compensation exceeded $100,000 in our 2015 fiscal year (of which there were none).

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Total ($)

Robert Brooke, Chief Executive Officer (principal executive and financial officer)	2015	150,000	150,000

	2014	143,750	143,750

Employment Agreements

On January 31, 2012, our Board of Directors appointed Robert Brooke as our Chief Executive Officer, Secretary, Treasurer, and director. On January 31, 2012, we entered into an Executive Employment Agreement with Mr. Brooke. Under the agreement, Mr. Brooke received an initial annual base salary of $100,000 and is eligible to participate in the benefits made generally available to similarly-situated executives. His annual base salary increased to $125,000 in March 2013 and to $150,000 in July 2013. The agreement further provides that if Mr. Brooke is terminated other than for cause, death or disability, he is entitled to receive severance payments equal to six months of his base salary. If Mr. Brooke terminates his employment with us with good reason following a change of control, Mr. Brooke is entitled to receive severance payments equal to 12 months of his base salary. Severance payments will be reduced by any remuneration paid to Mr. Brooke because of Mr. Brooke’s employment or self-employment during the applicable severance period. The Executive Employment Agreement had an initial term of two years.

Under the Executive Employment Agreement, termination for “good reason” means a termination by Mr. Brooke following the occurrence of any of the following events without Mr. Brooke’s consent within six months of a change of control: (a) a change in Mr. Brooke’s position that materially reduces his level of responsibility; (b) a material reduction in Mr. Brooke’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; and (c) relocation of Mr. Brooke’s principal place of employment more than 25 miles. The term “change of control” is defined as a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company, a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the outstanding securities of the Company.

Outstanding Equity Awards at March 31, 2015

As of March 31, 2015, there were no outstanding options or other equity awards held by our named executive officer listed in the Summary Compensation Table above.

Compensation of Directors

We have no formal plan for compensating our directors for service in their capacities as director, although directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Dr. Dhillon and Dr. Maida served as our non-employee directors during the fiscal year ended March 31, 2015. Dr. Avtar Dhillon, the Chairman of our Board of Directors and of several of our board committees, received total cash compensation of $110,000 for such services during our fiscal year ended March 31, 2015, and Dr. Maida received $30,000 total cash compensation for his services as a director during our fiscal year ended March 31, 2015.

Director Compensation Table

The following table shows compensation paid to our non-employee directors during the fiscal year ended March 31, 2015:

Name	Fees earned or paid in cash	Stock awards (non-cash)(1)	All other compensation	Total

Dr. Avtar Dhillon (1)	$110,000	$-	$-	$110,000

Dr. Anthony Maida (1)	$30,000	$-	$-	$30,000

5
(1)

As of March 31, 2015, the aggregate number of stock and option awards held by each of our non-employee directors was as follows: (i) Dr. Avtar Dhillon held no stock awards and an option award to purchase 500,000 shares of our common stock, and (ii) Dr. Anthony Maida, III, held a stock award of 100,000 shares of our common stock and no option awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On April 23, 2012, we entered into a lease agreement with One World Ranches LLC pursuant to which we lease from One World Ranches LLC certain office and laboratory space located at the address of our principal executive offices. That lease agreement commenced on May 1, 2012 and expires on May 1, 2017, and our rent payments thereunder are $2,300 per month.

Also on April 23, 2012, we entered into a lease agreement with Sutter Buttes LLC pursuant to which we leased from Sutter Buttes LLC approximately 1,000 acres of land in Sutter County, California. That lease agreement commenced on May 1, 2012 and expired on May 1, 2014, and all rent payments thereunder, totaling $250,000, were pre-paid at the commencement of the lease.

One World Ranches LLC and Sutter Buttes LLC are jointly-owned by Dr. Avtar Dhillon, the Chairman of our Board of Directors, and his wife, Diljit Bains. The lease agreements were approved by our Board of Directors while Dr. Avtar Dhillon abstained from voting.

On August 18, 2012, we entered into a lease agreement with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of our Board of Directors, and his wife, Diljit Bains, pursuant to which we agreed to lease space located at 33-800 Clark Avenue, Yuba City, California. The month-to-month lease began on August 20, 2012 and our rent payment is $1,000 per month. On August 22, 2012, we paid $1,000 as a refundable security deposit under this lease.

On May 16, 2014, the Company entered into an Asset Purchase Agreement with Percipio to purchase certain assets of Percipio for $50,000. The Company’s Chief Executive Officer, Robert Brooke, owned 20% of Percipio. At March 31, 2015, $13,200 of the purchase price remains unpaid and is included in accounts payable on the accompanying balance sheet.

Except as described above, during the fiscal years ended March 31, 2014 and 2015, and through the filing of this prospectus, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director Independence

Our Board of Directors has determined that Dr. Anthony Maida would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). Mr. Robert Brooke would not qualify as “independent” because he currently serves as our Chief Executive Officer. Dr. Dhillon also would not qualify as “independent” under applicable Nasdaq Listing Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock, (ii) each of our directors and named executive officers, and (iii) all of our current executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o Stevia First Corp., 5225 Carlson Rd., Yuba City, California 95993. Shares of our common stock subject to options, warrants, convertible notes or other rights currently exercisable or exercisable within 60 days after June 25, 2015, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants, convertible notes or other rights, but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Directors and Named Executive Officers:
Dr. Avtar Dhillon (2)	5,650,000	7.2%
Dr. Anthony Maida, III (3)	100,000	*
Robert Brooke	2,572,500	3.3%
Current Directors and Executive Officers as a Group (3 persons)	8,322,500	10.6%

 *Less than 1%

[
(1)

Based on 78,293,917 shares of our common stock issued and outstanding as of June 25, 2015. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Includes an option to purchase 500,000 shares of common stock, which vested and became exercisable in full on April 1, 2012.

(3)	Represents 100,000 shares of restricted common stock granted to Dr. Maida on July 30, 2012, 33,334 of which vested on January 1, 2013 and 33,333 on each of January 1, 2014 and January 1, 2015.

EXPERTS

Weinberg & Company, P.A., an independent registered public accounting firm, has audited our financial statements for the years ended March 31, 2015 and 2014, as stated in its report appearing herein, and such audited financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stevia First Corp.

Yuba City, California

We have audited the accompanying balance sheets of Stevia First Corp., (the “Company”) as of March 31, 2015 and 2014, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a  reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a stockholders’ deficiency at March 31, 2015 and has experienced recurring operating losses and negative operating cash flows since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California

June 25, 2015

STEVIA FIRST CORP.

BALANCE SHEETS

	March 31, 2015	March 31, 2014
Assets

Current Assets
Cash	$389,730	$1,403,403
Accounts receivable, net	61,595	-
Inventory	8,478	-
Prepaid Expense and other current assets	2,500	10,637
Advance payment on related party lease	-	10,413

Total Assets	$462,303	$1,424,453

Liabilities and Stockholders' Deficiency

Current Liabilities
Accounts payable and accrued liabilities	$134,007	$79,915
Accounts payable - related party	1,000	16,100
Derivative liability	1,406,596	1,438,814

Total liabilities	1,541,603	1,534,829

Stockholders' Deficiency
Common stock, par value $0.001 per share; 525,000,000 shares authorized; 72,968,915 and 66,832,323 shares issued and outstanding, respectively	72,969	66,833
Unvested, issued common stock	-	(149,714)
Additional paid-in-capital	11,222,965	8,299,366
Accumulated deficit	(12,375,234)	(8,326,861)
Total stockholders' deficiency	(1,079,300)	(110,376)
Total liabilities and stockholders' deficiency	$462,303	$1,424,453

The accompanying notes are an integral part of these financial statements

STEVIA FIRST CORP

STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2015	2014

Revenues	$245,680	$-
Cost of goods sold	121,341	-
Gross profit	124,339	-

Operating Expenses:
General and Administrative	2,749,153	2,866,095
Rent and other related party costs	49,017	156,400
Research and development	1,131,327	575,092
Total Operating Expenses	3,929,497	3,597,587

Loss from operations	(3,805,158)	(3,597,587)

Other income (expenses)
Cost to induce exercise of warrants	(961,767)	(344,835)
Interest expense	(6,065)	(404,317)
Change in fair value of derivative liability	724,617	193,915
Total other income (expense)	(243,215)	(555,237)

Net loss	$(4,048,373)	$(4,152,824)

Loss per share - Basic and diluted	$(0.06)	$(0.07)
Weighted average number of common shares outstanding, basic and diluted	70,421,874	60,128,127

The accompanying notes are an integral part of these financial statements

STEVIA FIRST CORP

STATEMENTS OF STOCKHOLDERS' DEFICIENCY

YEARS ENDED MARCH 31, 2015 and 2014

	Common Stock
	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Unvested, Issued Common Stock	Total
Balance, March 31, 2013	55,659,102	$55,659	$3,707,772	$(4,174,037)	$(157,500)	$(568,106)

Common stock subscribed for cash at $0.34 per share, net of derivative value of warrants	3,676,472	3,677	(119,452)	-	-	(115,775)
Common stock issued to employees and director	100,000	100	35,900		7,786	43,786
Common stock issued upon exercise of warrants	4,676,472	4,677	1,819,828			1,824,505
Common stock issued upon exercise of options	1,250,000	1,250	324,748	-	-	325,998
Common stock issued as payment of accrued interest	43,370	43	37,458	-	-	37,501
Common stock issued upon the conversion of convertible notes payable	1,427,107	1,427	955,133	-	-	956,560
Extinguishment of derivative liabilities	-	-	359,734	-	-	359,734
Fair value of stock-based compensation	-	-	1,178,245	-	-	1,178,245
Net Loss	-	-	-	(4,152,824)	-	(4,152,824)

Balance, March 31, 2014	66,832,523	$66,833	$8,299,366	$(8,326,861)	$(149,714)	$(110,376)

Reclassification of unvested, issued common stock to paid-in capital	-	-	(149,714)	-	149,714	-
Common stock issued upon exercise of stock options	50,000	50	4,950	-	-	5,000
Common stock issued to employees with vesting terms	1,500,000	1,500	328,011	-	-	329,511
Common stock issued for services	909,920	910	337,990	-	-	338,900
Fair value of vested stock options	-	-	233,310	-	-	233,310
Fair value of vested warrants granted to employees	-	-	432,772	-	-	432,772
Common stock issued upon exercise of warrants	3,676,472	3,676	1,466,912	-	-	1,470,588
Extinguishment of derivative liability	-	-	269,368	-	-	269,368
Net Loss	-	-	-	(4,048,373)	-	(4,048,373)

Balance, March 31, 2015	72,968,915	$72,969	$11,222,965	$(12,375,234)	$-	$(1,079,300)

The accompanying notes are an integral part of these financial statements.

STEVIA FIRST CORP

STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2015	2014
Operating activities
Net loss	$(4,048,373)	$(4,152,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of vested stock options	233,310	1,178,245
Fair value of vested common stock issued to employees	329,511	43,786
Fair value of vested warrants granted to employees	432,772	-
Fair value of common stock issued for services	338,900	-
Cost of warrant modification	961,767	344,835
Change in fair value of derivative liability	(724,617)	(193,915)
Amortization of debt discount	-	374,592
Changes in assets and liabilities:
Accounts receivable	(22,100)	-
Inventory	(8,478)	-
Advance payment on related party lease	10,413	125,004
Prepaid expense	8,137	936
Accrued interest	-	29,686
Accounts payable - related party	(15,100)	9,170
Accounts payable and accrued liabilities	4,092	107,652
Net Cash Used in Operating Activities	(2,499,766)	(2,132,833)

Investing activities
Acquisition of cash upon acquisition	10,505	-
Net Cash Provided by Investing Activities	10,505	-

Financing activities
Proceeds from exercise of warrants, net	1,470,588	1,824,505
Proceeds from exercise of options	5,000	185,998
Proceeds from sale of common stock, net	-	1,133,250
Net Cash Provided by Financing Activities	1,475,588	3,143,753

Net increase (decrease) in cash	(1,013,673)	1,010,920
Cash - Beginning of Period	1,403,403	392,483

Cash - End of Period	$389,730	$1,403,403
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-Cash Investing and Financing Activities:
Fair value of warrants issued with common stock recorded as derivative liability	$-	$1,249,025
Issuance of common stock upon conversion of notes payable and accrued interest	$-	$994,061
Cancellation of accounts payable applied to option exercise price	$-	$140,000
Extinguishment of derivative liability	$269,368	359,734
Acquisition of accounts receivable upon acquisition	$39,495	$-

The accompanying notes are an integral part of these financial statements.

STEVIA FIRST CORP.

NOTES TO FINANCIAL STATEMENTS FOR THE

YEARS ENDED MARCH 31, 2015 AND 2014

1.  BUSINESS AND BASIS OF OPERATIONS

Stevia First Corp. (the “Company”, “we”, “us” or “our”), was incorporated under the laws of the State of Nevada on June 29, 2007. The Company is an agricultural biotechnology company engaged primarily in developing novel methods and technologies for industrial production of stevia, using such methods and technologies to develop, obtain approval for and commercialize one or more stevia extract products, and exploring and commercializing additional research applications for such methods and technologies.  The Company's fiscal year end is March 31.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since inception and has a stockholders’ deficiency of $1,079,300 as at March 31, 2015, and further losses are anticipated in the development of its business. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and/or raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. After giving effect to the funds received in subsequent equity financings (as described in Note 12), we estimate as of March 31, 2015 we will have sufficient funds to operate the business for the next 12 months.  We will require additional financing to fund our planned future operations, including the continuation of our ongoing research and development efforts, seeking to license or acquire new assets, and researching and developing any potential patents and any further intellectual property that we may acquire. Further, these estimates could differ if we encounter unanticipated difficulties, in which case our current funds may not be sufficient to operate our business for that period.  In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

Subsequent to March 31, 2015, we completed a private placement of our common stock and warrants resulting in net proceeds of $1,325,000.  We do not have any other firm commitments for future capital.   Significant additional financing will be required to fund our planned principal operations in the near term and in future periods, including research and development activities relating to stevia extract production, developing and seeking regulatory approval for any of our stevia product candidates, commercializing any product candidate for which we are able to obtain regulatory approval or certification, seeking to license or acquire new assets or businesses, and maintaining our intellectual property rights and pursuing rights to new technologies.   We do not presently have, nor do we expect in the near future to have, significant revenue to fund our business from our operations, and will need to obtain most of our necessary funding from external sources in the near term.   Since inception, we have funded our operations primarily through equity and debt financings, and we expect to continue to rely on these sources of capital in the future. However, if we raise additional funds by issuing equity or convertible debt securities, our existing stockholders’ ownership will be diluted, and obtaining commercial loans would increase our liabilities and future cash commitments. If we pursue capital through alternative sources, such as collaborations or other similar arrangements, we may be forced to relinquish rights to our proprietary technology or other intellectual property and could result in our receipt of only a portion of any revenue that may be generated from a partnered product or business. Further, these or other sources of capital may not be available on commercially reasonable or acceptable terms when needed, or at all.   If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations.   If any of these were to occur, there is a substantial risk that our business would fail and our stockholders could lose all of their investment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include, among others, reserves for accounts receivable, the fair value of equity instruments issued for services, and input assumptions used in the valuation of derivative liabilities.

Revenues

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for products and/or services that have been delivered in the normal course of business, title has passed, the selling price is both fixed and determinable, and collectability is reasonably assured, all of which generally occurs upon shipment of the Company’s product or delivery of the product to the destination specified by the customer.

The Company determines whether delivery has occurred based on when title transfers and the risks and rewards of ownership have transferred to the buyer, which usually occurs when the Company ships the products. The Company regularly reviews its customers’ financial positions to ensure that collectability is reasonably assured. Except for warranties, the Company has no post-sales obligations.

Accounts Receivable

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision reducing the carrying value of receivables. At March 31, 2015, the allowance for doubtful accounts and returns and discounts was approximately $2,500.

Financial Assets and Liabilities Measured at Fair Value

The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value. Authoritative guidance provided by FASB defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.
Level 3	Unobservable inputs based on the Company’s assumptions.

The following table presents the liabilities of the Company that are required to be recorded at fair value on the Company’s balance sheets on a recurring basis and their level within the fair value hierarchy as of March 31, 2015 and 2014:

March 31, 2015
	Level 1	Level 2	Level 3	Total
Fair value of Derivative Liability	$-	$1,406,596	$-	$1,406,596

March 31, 2014
	Level 1	Level 2	Level 3	Total
Fair value of Derivative Liability	$-	$1,438,814	$-	$1,438,814

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the March 31, 2015, reporting date.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using a Black-Scholes-Merton option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's statements of operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company periodically issues unvested (“restricted”) shares of its common stock to employees as equity incentives.  The Company’s restricted stock vests upon the satisfaction of a recipient’s service condition, which is satisfied over a period of number of years.  The restricted shares vest over certain period and remain subject to forfeiture if vesting conditions are not met.  The Company values the shares based on the price per share of the Company’s shares at the date of grant and recognizes the value as compensation expense ratably over the vesting period.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued.  Diluted loss per share excludes all potential common shares if their effect is anti-dilutive.  The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive:

	March 31,
	2015	2014
Options	6,325,000	5,150,000
Warrants	12,127,129	7,727,129
Total	18,452,129	12,877,129

Research and Development

Research and development costs consist primarily of fees paid to consultants and outside service providers, patent fees and costs, and other expenses relating to the acquisition, design, development and testing of the Company's treatments and product candidates. Research and development costs are expensed as incurred over the life of the underlying contracts on the straight-line basis, unless the achievement of milestones, the completion of contracted work, or other information indicates that a different expensing schedule is more appropriate. The Company reviews the status of its research and development contracts on a quarterly basis.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers.  ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition.  ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract.  The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2016, however, the FASB has proposed a one-year deferral.   Early adoption is not permitted, and either full retrospective adoption or modified retrospective adoption is permitted. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures.

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360).   ASU 2014-08 amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations.  Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Company's operations and financial results should be presented as discontinued operations.  This new accounting guidance is effective for annual periods beginning after December 15, 2014.  The Company is currently evaluating the impact of adopting ASU 2014-08 on the Company's financial statements and disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements.  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued.  An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.  ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-15 on the Company’s financial statements and disclosures.

In November 2014, the FASB issued Accounting Standards Update No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity.   The amendments in ASU 2014-6 do not change the current criteria in U.S. GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required.  The amendments clarify that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract.  ASU 2014-6 applies to all entities that are issuers of, or investors in, hybrid financial instruments that are issued in the form of a share and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted.  The Company is currently evaluating the impact the adoption of ASU 2014-16 on the Company’s financial statements and disclosures

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 (Subtopic 225-20) - Income Statement - Extraordinary and Unusual Items.  ASU 2015-01 eliminates the concept of an extraordinary item from GAAP.  As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item.  However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently.  ASU 2015-01 is effective for periods beginning after December 15, 2015.  Early adoption is permitted.  The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

3. ACQUISITION FROM RELATED PARTY

On May 16, 2014, the Company entered into an Asset Purchase Agreement with Percipio Biosciences, Inc. (“Percipio”), a Delaware corporation, to purchase certain assets of Percipio for $50,000. The Company’s Chief Executive Officer, Robert Brooke, owned 20% of Percipio. The acquisition of the assets has been accounted for as a purchase in accordance with ASC Topic 805 Business Combinations and the assets have been included in the Company’s financial statements since May 16, 2014. The purchase price was allocated to current assets based on their fair value as determined by management. At March 31, 2015, $13,200 of the purchase price remains unpaid and is included in accounts payable on the accompanying balance sheet. The Company has determined that the acquisition is not a material acquisition and accordingly, no pro-forma information has been presented.  In conjunction with the Percipio asset purchase, the Company entered into written employment agreement with Dr. Fang Lu, majority owner and President of Percipio, under which he now serves as Senior Scientist for the Company. Dr. Lu’s employment agreement commenced on May 17,

2014 and is terminable at any time at the option of Dr. Lu or the Company. Under the employment agreement, Dr. Lu is entitled to an annual salary of $95,000.

4. DERIVATIVE LIABILITY

In June 2008, the FASB issued authoritative guidance on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock.  Under the authoritative guidance, instruments which do not have fixed settlement provisions are deemed to be derivative instruments.  Certain warrants issued to investors and placement agents (described in Note 5 and Note 6) do not have fixed settlement provisions because their exercise prices will be lowered if the Company issues securities at lower prices in the future.  In accordance with the FASB authoritative guidance, the warrants have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At the applicable dates of issuance and as of March 31, 2014 and March 31, 2015, the derivative liabilities were valued using a probability weighted average Black-Scholes-Merton pricing model with the following assumptions:

Warrants:

	March 31, 2014	Date of Modification	March 31, 2015
Exercise Price	$0.34-0.42	$0.40-0.45	$0.34 – 0.45
Stock Price	$0.41	$0.42	$0.38
Risk-free interest rate	0.07-1.73%	1.78-2.0%	0.41 – 1.25%
Expected volatility	92.15%	84.45%	76.26%
Expected life (in years)	0.50-4.25 years	0.01 – 5.0 years	2.50 – 4.5 years
Expected dividend yield	0.00	0.00	0.00

Fair Value:	$1,438,814	$961,767	$1,406,596

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

During the year ended March 31, 2014, we recognized derivative liabilities of $1,249,025 related to the warrants issued in conjunction with the sale of the Company’s common stock. Also, during the fiscal year ended March 31, 2014, certain terms of the derivative liabilities were modified, and the aggregate incremental change in their fair values of $344,835 were accounted for as an increase in the fair value of the derivative liabilities as of date of modification (described in Note 7). Additionally, certain warrants that were accounted for as derivatives were exercised, and as such their corresponding fair value at the exercise dates of $359,734 were extinguished from the derivative liabilities balance. During the year ended march 31, 2015,  we recognized a change in the fair value of derivative liability of $193,915.  As of March 31, 2014, the aggregate fair value of the derivative liabilities was $1,438,814.

On September 10, 2014, certain terms of certain of the Company’s warrants were modified in connection with an early exercise offer made to the warrant holders, and the incremental change in their fair values of $21,218 was accounted for as an increase in the fair value of the derivative liabilities as of the date of modification and recorded as a cost to induce exercise of the warrants. Also, as part of the terms of the early exercise offer, the Company issued to such warrant holders new, replacement warrants with an aggregate fair value at their issue date of $940,549, which was accounted for as a derivative liability at the issue date (described in Note 7). All of the warrants subject to the early exercise offer, which were accounted for as derivative liabilities, were exercised in connection with such offer, and as such their corresponding fair value at the exercise date of $269,368 was extinguished from the derivative liabilities balance.

During the year ended March 31, 2015, we recognized a change in fair value of the derivative liability of $724,617. As of March 31, 2015, the aggregate fair value of the derivative liabilities was $1,406,596.

5. STOCKHOLDERS’ DEFICIENCY

Equity financing

On June 25, 2013, the Company entered into a Securities Purchase Agreement with three investors for the sale of an aggregate of 3,676,472 shares of the Company's common stock and warrants to purchase an aggregate of 11,029,416 shares of the

Company’s common stock for total gross proceeds of $1,250,000, or a sales price of $ 0.34 per share.  The offering closed on June 28, 2013. The Company incurred $116,750 of direct costs in connection with the financing, resulting in net cash proceeds to the Company of $1,133,250. The purchasers who entered into the Securities Purchase Agreement were also issued warrants to purchase up to 11,029,416 shares of the Company’s common stock. The warrants were issued in three series of 3,676,472 shares each and have initial exercise prices of $0.40,  $0.50 and $0.60 per share, respectively, are exercisable immediately upon issuance and have a term of exercise equal to five years, six months and nine months, respectively. The Company also issued warrants to purchase up to 294,185 shares of the Company’s common stock to its placement agent related to the financing. The placement agent’s warrants have an exercise price of $ 0.425 per share and a term of five years and are exercisable immediately.

Each of the warrants included anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants, provided that the exercise price shall not be reduced to less than $ 0.20 per share. The Company considered the current FASB guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” and determined that the exercise prices of the warrants were not fixed amounts because they are subject to fluctuation based on the occurrence of future offerings or events. As a result, the Company determined that the warrants were not considered indexed to the Company’s own stock and characterized the initial fair value of these warrants as derivative liabilities upon issuance. The Company determined the aggregate initial fair value of the warrants issued to investors and the placement agent in the financing to be $ 1,249,025 at issuance based upon a probability weighted average Black-Scholes-Merton option pricing model. For financial statement purposes, the amount of the derivative liability created from the issuance of the warrants of $1,249,025 has been offset to the net cash proceeds received of $1,133,250, resulting in a net reduction of additional paid in capital of $ 115,775 resulting from the sale of the shares and warrants.

Common stock issued upon conversion of convertible notes and accrued interest

As of the year ended March 31, 2013, the Company had outstanding principal balance of convertible notes of $955,000, and related outstanding accrued interest on these convertible notes that amounted to $39,061 with conversion prices ranging from $0.45 to $1.25.  During the year ended March 31, 2014, holders of the convertible notes converted all of their outstanding principal balance of convertible notes of $956,560 and related outstanding accrued interest of $37,501 into an aggregate 1,470,477 shares of the Company's common stock based upon their conversion prices per share.

Common stock issued to employees for services with vesting terms

The Company has issued the following shares of common stock to employees and directors that vest over time:

•

In July and August 2012, the Company issued an aggregate of 700,000 shares of its common stock to employees and a director of the Company, with aggregate fair value of $189,000 at grant date, and vesting over a period ranging from 16 months to 60 months from the date of grant under the Company's stock option and incentive plan (the “2012 Stock Incentive Plan”).

•

In July 2013, the Company issued 100,000 shares of its common stock to an employee of the Company with fair value of $36,000 at grant date and vesting over a period of 31 months from the date of grant under the Company's 2012 Stock Incentive Plan.

•

In conjunction with the Percipio asset purchase (see Note 3) entered into by the Company on May 2014, the Company entered into an employment agreement with a new employee, pursuant to which the Company granted 100,000 shares of its common stock with fair value of $38,000 at grant date.  The 100,000 shares of stock is vesting over a period of 24 months from the date of grant under the Company's 2012 Stock Incentive Plan.

•

In conjunction with the Distribution and License Agreements (see Note 9) entered into by the Company in August 2014, the Company entered into employment agreements with two new employees, pursuant to which the Company granted an aggregate of 1,400,000 shares of its common stock , with aggregate fair value of $420,000 at grant date.  Of these 1,400,000 shares of stock, 400,000 vested immediately, and the remaining 1,000,000 are vesting over periods ranging from 12 months to 36 months from the date of grant.  An aggregate of 1,000,000 shares of the Company’s restricted common stock will also be issued and will vest upon achievement certain milestones, for which the Company will account for their costs at the time their issuance becomes probable.

These shares of common stock were valued based upon the market price of the Company’s common stock at the dates of grant and determined the aggregate fair values to be of approximately $683,000.    The allocable portion of the aggregate fair values of these shares of common stock that vested during the years ended March 31, 2015 and 2014 amounted to $43,786 and $329,511, respectively, and were recognized as expense in the accompanying statements of operations during the years then ended.  As of March 31, 2015, approximately $310,000 of these awards remains unvested and will be amortized as compensation costs in future years.

Shares of restricted stock granted above are subject to forfeiture to the Company or other restrictions that will lapse in accordance with a vesting schedule determined by our Board.  In the event a recipient’s employment or service with the Company terminates, any or all of the shares of common stock held by such recipient that have not vested as of the date of termination under the terms of the restricted stock agreement are forfeited to the Company in accordance with such restricted grant agreement.

The Company reclassified $149,714 from unvested, unissued common stock to additional paid-in capital relating to the unvested portion of vested shares granted as of the prior year ended March 31, 2014, to make its presentation of stockholders’ deficiency reflect the transaction more appropriately. There was no net effect on stockholders’ deficiency.

Common stock issued for services

During the year ended March 31, 2015, the Company issued an aggregate of 790,972 shares of the Company’s common stock to consultants as payment for services and recorded an expense of $294,100 based on the closing market price of our common stock on the date of the issuance. These shares were issued outside of the 2012 Stock Incentive Plan.

In December 2014, the Company issued 78,948 shares of common stock under the 2012 Stock Incentive Plan to a consultant under the terms of a consulting agreement and recorded an expense of $30,000 based on the closing market price of our common stock on the date of issuance.

In March 2015, the Company also issued 40,000 shares of common stock under the 2012 Stock Incentive Plan, to an employee and recorded an expense of $14,800 based on the closing market price of our common stock on the date of issuance.

6. STOCK OPTIONS

Year ended March 31, 2014

The 2012 Stock Incentive Plan authorizes the Company to issue common stock, stock options and other equity awards to its employees, directors and consultants as compensation for services. Pursuant to the terms of the 2012 Stock Incentive Plan, the exercise price for all equity awards issued under the 2012 Stock Incentive Plan is based on the market price per share of the Company’s common stock on the date of grant of the applicable award.

During the year ended March 31, 2014, the Company granted 225,000 options to employees that expire between ten years from the applicable date of grant, with vesting periods ranging from zero to 36 months. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions (i) volatility rate between 46.9% and 78.7%, (ii) discount rate of between 2.73%  and 3.04%, (iii) zero expected dividend yield, and (iv) expected life of approximately 7 years, which represents the average of the term of the option and the vesting period. The total fair value of these option grants to employees at grant dates was approximately $64,000.

During the year ended March 31, 2014, the Company also granted consultants options to purchase 4,000,000 shares of the Company’s common stock that expire three years from date of grant, with vesting periods ranging from zero months to 24 months. The fair value of these options granted to consultants was estimated, as the options vest, using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rates ranging from 76.26% to 84.5% (ii) discount rates ranging from 0.63% to 2.53% (iii) zero expected dividend yield, and (iv) expected life ranging from 3 to 10 years.  The total fair value of these option grants to consultants at current valuation date was approximately $977,000.

In November 2013, 500,000 options were exercised by a consultant at an exercise price of $0.32 per share.  In lieu of cash proceeds, the options were exercised in exchange for $140,000 in fees owed pursuant to their consulting service agreement. Also, between the months of November 2013 to March 2014, an aggregate of 750,000 options were exercised in exchange for 750,000 shares of the Company’s common stock at exercise prices ranging from $0.10 to $0.32 per share or total proceeds to the Company of $185,998.

Year Ended March 31, 2015

During the year ended March 31, 2015, the Company granted to employees options to purchase an aggregate of 1,125,000 shares of the Company’s common stock that expire ten years from the date of grant and have vesting periods ranging from zero to 36 months. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 81.84%, (ii) discount rate of 1.62%, (iii) zero expected dividend yield, and (iv)

expected life of 5 years, which is the average of the term of the options and their vesting periods. The total fair value of the option grants to employees at their grant dates was approximately $300,000.

During the year ended March 31, 2015, the Company also granted to three consultants options to purchase 225,000 shares of the Company’s common stock that expire between five and ten years from date of grant and have vesting periods ranging from is 0 to 36 months. The fair value of these options granted to the consultants was estimated using the Black-Scholes option pricing model based on the following assumptions: (i) volatility rate of 76.26%, (ii) discount rate of 2.17%, (iii) zero expected dividend yield, and (iv) expected life of 5 years. The total fair value of the option grants to the consultants at their grant dates was approximately $88,000.

In April 2014, 50,000 options were exercised by a consultant at an exercise price of $0.10 per share or total proceeds to the Company of $5,000.

A summary of the Company’s stock option activity during the fiscal years ended March 31, 2014 and 2015 is as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2013	2,275,000	$0.16
Granted	4,225,000
Exercised	(1,250,000)
Cancelled	(100,000)
Balance outstanding at March 31, 2014	5,150,000	$0.26
Granted	1,350,000
Exercised	(50,000)
Cancelled	(125,000)
Balance outstanding at March 31, 2015	6,325,000	$0.33
Balance exercisable at March 31,2015	5,189,587	$0.32

A summary of the Company’s stock options outstanding as of March 31, 2015 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price
Options Outstanding, March 31, 2015	1,300,000	$0.10	$1.00
	200,000	$0.27	$0.27
	2,200,000	$0.31 - 0.38	$0.31-0.38
	2,025,000	$0.40-.047	$0.40-0.47
	600,000	$0.51	$0.51
	6,325,000
Options Exercisable, March 31, 2015	1,300,000	$0.10	$1.00
	200,000	$0.27	$0.27
	1,300,002	$0.31-0.36	$0.31-0.36
	1,789,585	$0.40-0.47	$0.40-0.47
	600,000	$0.51	$0.51
	5,189,587

During the years ended March 31, 2015 and 2014, we expensed total stock-based compensation related to stock options of $233,310 and $1,178,245, respectively, and the remaining unamortized cost of the outstanding stock-based awards at March 31, 2015 was approximately $304,000. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense that will be recorded.

The intrinsic value of all outstanding stock options at March 31, 2015, was approximately $324,000.

7. WARRANTS

A summary of warrants to purchase common stock issued during the fiscal years ended March 31, 2014 and 2015 is as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2013	1,080,000	$0.50
Granted	11,323,601	0.50
Exercised	(4,676,472)	0.41
Cancelled	-	-
Balance outstanding at March 31, 2014	7,727,129	$0.41
Granted	8,076,472	0.37
Exercised	(3,676,472)	0.40
Cancelled	-	-
Balance outstanding at March 31, 2015	12,127,129	$0.39
Balance exercisable at March 31, 2015	12,127,129	$0.39	*

*  The exercise prices of 7,352,944 of these warrants are subject to adjustment based on the occurrence of future offerings or events and are not a fixed amount and therefore we characterized the fair value of these warrants as derivative liabilities.  The exercise prices of these warrants were subsequently reset to $0.30 per share as a result of the offering described in Note 12.

Warrants granted under the October 2012 financing

We issued warrants to purchase up to an aggregate of 1,080,000 shares of the Company’s common stock to the convertible note holders and the placement agent in an offering we entered into on October 29, 2012. These warrants had a exercise prices ranging from $0.625 per share to $0.70 per share, a term of five years and were exercisable immediately.  During the year ended March 31, 2014, all of the convertible note holders exercised their 1,000,000 warrants held by them and acquired 1,000,000 shares of the Company’s common stock at the then-effective exercise price of $0.34 per share, resulting in $340,000 in proceeds to the Company.  Warrants to acquire 80,000 shares of common stock issued to our placement agent remained outstanding as of March 31, 2015.

Warrants granted under the June 2013 financing

The purchasers who entered into the Securities Purchase Agreement on June 25, 2013, were issued warrants to purchase up to 11,029,416 shares of the Company’s common stock. The warrants were issued in three series of 3,676,472 each and had initial exercise prices of $ 0.40, $ 0.50 and $ 0.60 per share, respectively, are exercisable immediately upon issuance, and have a term of exercise equal to five years, six months and nine months, respectively. The Company also issued warrants to purchase up to 294,185 shares of the Company’s common stock to its placement agent in the financing. The placement agent warrants have an exercise price of $ 0.425 per share and a term of five years and are exercisable immediately.

The exercise prices of the warrants are subject to fluctuation based on the occurrence of future offerings or events and are not a fixed amount and therefore we characterized the fair value of these warrants as derivative liabilities upon issuance.

In November 2013 and December 2013, certain purchasers under the June 25, 2013 Securities Purchase Agreement exercised some of their six-month warrants and acquired an aggregate of 314,000 shares of the Company's common stock at the then-effective exercise price of $0.50 per share, resulting in gross proceeds of $ 157,000 to the Company. On December 6, 2013, the Company offered the purchasers holding the remaining six-month warrants the right to exercise all of those warrants, for an aggregate of 3,362,472 shares of the Company’s common stock, based on the terms of an early exercise offer wherein such warrants became exercisable at a reduced exercise price of $0.42 per share, so long as the exercise thereof occurred on or before December 9, 2013. The Company accounted for the reset of the exercise price of the Series B warrants as a modification of the Series B warrants. As such, the Company calculated the fair value of the warrants as of that date and accounted for the incremental change in the fair value of the Series B warrants of $109,503 as a cost of modification expense in the Company’s statement of operations for the fiscal year ended March 31, 2014.

On December 9, 2013, all of the purchasers acted on the early exercise offer and the Company issued 3,362,472 shares of its common stock, resulting in net proceeds of $1,327,504 to the Company (see Note 5). As these warrants were accounted for as derivative liabilities as of their issue date, their corresponding fair values at the date of exercise of $359,731 were extinguished when the $3,676,472 Series B warrants were exercised, and charged to additional paid-in capital.

In March 2014, we extended to September 30, 2014 the expiration date of the 3,676,472 Series C nine-month warrants issued pursuant to the June 25, 2013 Securities Purchase Agreement. The Company accounted for the extension of the termination date as a modification of the of the Series C warrants and accounted for the incremental change in the fair value of the Series C warrants of $235,332 as a cost of modification expense in the Company’s statement of operations for the fiscal year ended March 31, 2014. As these warrants were accounted for as derivative liabilities as of their issue date, the fair value at the date of modification was calculated by the Company based upon an internally-prepared valuation tool using an option-pricing model reflecting a probability weighted average Black Scholes-Merton valuation technique.

On September 9, 2014, we offered the purchasers holding the nine-month warrants the right to exercise all of those warrants, for an aggregate of 3,676,472 shares of our common stock, based on the terms of an early exercise offer wherein such warrants became exercisable at a reduced exercise price of $0.40 per share and new warrants would be issued to such investors, so long as the exercise thereof occurred on or before September 10, 2014. All purchasers acted on the early exercise offer and we issued 3,676,472 shares of our common stock for net proceeds to us of $1,470,589. We determined that the modification of the exercise price of the warrants from $0.42 per share to $0.40 per share should be recorded as a cost to induce the exercise of the warrants. As such, we recognized the difference of $21,218 between the fair value of the warrants before and after the modification as a cost in the accompanying statements of operations for the year ended March 31, 2015.

In conjunction with the early exercise offer, we issued to the warrant holders who acted on such offer new, replacement warrants to purchase an additional 3,676,472 shares of our common stock. The terms and conditions of the replacement warrants are the same as the terms of the originally issued warrants, except that: (a) the initial exercise date is September 10, 2014 rather than June 28, 2013; (b) the replacement warrants have an exercise term of five years rather than nine months; (c) the exercise price of the replacement warrants is $0.45 per share (subject to anti-dilution and other adjustments as described below and a floor exercise price of $0.20 per share); and (d) the replacement warrants and the shares of common stock underlying such warrants are not registered under the Securities Act and are restricted securities. The new warrants are exercisable immediately upon issuance. These replacement warrants also provide for the adjustment of the exercise price and/or number of shares issuable upon exercise thereof in connection with stock dividends and splits, subsequent rights offerings, pro rata distributions to the Company’s common stockholders and subsequent equity sales by the Company at an effective price lower than the then-current exercise price of the replacement warrants. We determined that the fair value of these replacement warrants at their issue date of $940,549 was recorded as a cost to induce the exercise of the originally issued nine-month warrants in the accompanying statements of operations for the year ended March 31, 2015.

In consideration of applicable guidance, the Company has determined that the warrants are not considered indexed to the Company’s own stock, since the exercise prices of the warrants are subject to fluctuation based on the occurrence of future offerings or events and are not a fixed amount, and therefore characterized the fair value of these warrants of $940,549 as a derivative liability upon issuance (See Note 4).

Warrants issued to employees

On August 25, 2014, we entered into employment agreements with two new employees, pursuant to which, these employees became entitled to receive warrants to purchase an aggregate of 4,400,000 shares of the Company’s common stock. These warrants have an exercise price of $0.30, and a term of ten years from issue date. Vesting terms of these warrants are as follows: (i) warrants to purchase 800,000 shares of common stock vested immediately at their grant date, (ii) warrants to purchase 2,000,000 shares of common stock have vesting terms ranging from one year to three years, and (iii) warrants to purchase 1,600,000 shares of common stock vest upon achievement of certain milestones under the distribution agreement (See Note 9). During the year ended March 31, 2015, we expensed total stock-based compensation related to the vesting of these warrants of $432,772, and the remaining unamortized cost of the outstanding warrants at March 31, 2015 was $273,108.

The aggregate intrinsic value of all of the outstanding and exercisable warrants at March 31, 2015 was $355,200.

8.  INCOME TAXES

The Company has no tax provision for any period presented due to our history of operating losses. As of March 31, 2015, the Company had net operating loss carry forwards of approximately $7,300,000 that may be available to reduce future years' taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

 The Company adopted accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under these rules, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. These accounting rules also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of March 31, 2015 no liability for unrecognized tax benefits was required to be recorded.

9. DISTRIBUTION AND LICENSE AGREEMENTS

On August 25, 2014, we entered into a distribution agreement with Qualipride International (“Qualipride”), a stevia supplier located and organized in the People’s Republic of China, under which we became the exclusive worldwide distributor of Qualipride’s stevia products and acquired Qualipride’s customer list. Pursuant to the distribution agreement, Qualipride will supply products to the Company at its cost, plus up to 2% for handling costs and up to a 5% sales commission. We are obligated to hire and train sales personnel or appoint representatives to introduce, promote, market and sell Qualipride’s products worldwide. In addition, we must file a “generally recognized as safe” notice with the U.S. Food and Drug Administration for one or more of Qualipride’s stevia products prior to August 18, 2015. The Company will account for such costs as such sales are made, or such other direct costs are incurred. During the year ended March 31, 2015, neither any sales were made nor other direct cost were incurred pursuant to the terms of the distribution agreement.

Concurrently, we also entered into a license agreement with Qualipride, Mr. Dong Yuejin and Mr. Guo Yuxiao, in which we obtained an exclusive license outside China to use Qualipride’s proprietary methods and designs for stevia extraction and purification facilities. Pursuant to the license agreement, we must obtain financing of at least $2.55 million prior to August 18, 2015 or the license granted to us will terminate, which funds we intend would be used to build a stevia extraction and purification facility in California. The license agreement also requires us to make payments to Qualipride of up to $700,000 upon securing required financing and achievement of certain other milestones, in addition to royalty payments of between $1.00 and $2.00 for each kilogram of certain specified stevia extracts produced at a California stevia production facility that is designed using the methods subject to the license grant. The Company will account for the costs of such license and obligation once such financing has been received. During the year ended March 31, 2015, the Company did not receive any financing pursuant to the terms of the license agreement.

Concurrently with such arrangements, we also entered into employment agreements with Mr. Dong and Mr. Guo.  Under the employment agreements, in addition to their salaries, which are based on sales, Mr. Dong and Mr. Guo are entitled to receive an aggregate of 2,400,000 restricted shares of our common stock (see Note 5) and warrants to purchase up to an aggregate of 4,400,000 shares of our common stock (see Note 7).  An aggregate of 400,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 800,000 shares of our common stock vested immediately upon issuance.  An aggregate of 1,000,000 shares of our restricted common stock and warrants to purchase up to an aggregate of 2,000,000 shares of our common stock have vesting terms ranging from one to three years. An aggregate of 1,000,000 shares of our restricted common stock will be issued and warrants to purchase up to an aggregate of 1,600,000 shares of our common stock will vest once we achieve certain milestones, including reaching more than $5 million in annual revenue and the planned California stevia extraction and purification facility becoming operational and meeting certain technical performance specifications. The Company will account for the costs of the 1,000,000 shares of common stock and warrants to purchase up to an aggregate of 1,600,000 shares of common stock, at the time their issuance becomes probable. During the year ended March 31, 2015, no such milestones were met.  As no sales occurred during the year ended March 31, 2015, we owed no compensation to Mr. Dong or Mr. Guo.

10.  RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Advance payment of related party lease

On April 23, 2012, the Company entered into a lease agreement (the “Sutter Lease”) with Sutter Buttes LLC (“Sutter Buttes”), pursuant to which the Company has agreed to lease from Sutter Buttes approximately 1,000 acres of land in Sutter County, California. The Sutter Lease began on May 1, 2012 and expired on May 1, 2014 and the Company pre-paid the aggregate amount of all rent payments thereunder, totaling $250,000. Sutter Buttes, the landlord under the Sutter Lease, is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains.

The amount of all rent payments under the Sutter Lease of $250,000 was initially accounted for by the Company as an asset, advance payment of related party lease, and was amortized over the term of the lease of 24 months. During the year ended March 31, 2014, the Company recognized rent expense of $125,000 related to the Sutter Lease. As of March 31, 2014, the unamortized balance of the advance payment of the related party lease was $10,413. The lease expired on May 1, 2014 and was not renewed and the Company is not renting or leasing the property after the expiration of the lease.

Other related party lease obligations

On April 23, 2012, the Company entered into a lease agreement with One World Ranches LLC (“One World Ranches”), pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California (the “Carlson Lease”). The Carlson Lease began on May 1, 2012 and expires on May 1, 2017, and the Company’s rent payments thereunder are $2,300 per month. The Company has paid $1,500 as a refundable security deposit under the Carlson Lease.

On August 18, 2012, the Company entered into a lease agreement (the “Sacramento Lease”) with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company leases an apartment located at 33-800 Clark Avenue, Yuba City, California. This Company uses this apartment as an alternative to renting hotel rooms for management use since several of our managers are not resident in Yuba City. The month to month lease began on August 20, 2012 and the Company’s rent payment is $1,000 per month. On August 22, 2012, the Company paid $1,000 as a refundable security deposit under the Sacramento lease.

Aggregate payments under the above leases for the years ended March 31, 2015 and 2014 were $49,000 and $156,400, respectively.

11. COMMITMENTS

We have exclusive and worldwide rights to patents and patent applications obtained through a license agreement with Vineland Research and Innovations Centre, Inc. entered into in August 2012 and amended in October 2013 (the “Vineland License”). The patent family includes an issued U.S. patent, an issued European Union patent, and an issued Canadian patent. On October 10, 2013, we entered into an amendment to the Vineland License, pursuant to which Vineland agreed to license to us an additional patent application and to pay up to $50,000 in patent prosecution cost related to the new patent application. The patents and patent applications covered by the Vineland License relate to microbial production of steviol and steviol glycosides. The Vineland License has an initial term of 10 years and may be renewed by us for additional two-year terms until all licensed patents have expired. Pursuant to the Vineland License, we agreed to total cash fees due and payable within the first year of the agreement of $50,000, all of which have been paid and recorded as expenses. In addition to these cash fees, we will owe royalties of 0.5% of the sale price of products developed using the intellectual property, and in the third year and all subsequent years of the Vineland License the Company will owe a minimum annual royalty of $10,000.

12. SUBSEQUENT EVENTS

In May 2015, the Company entered into a securities purchase agreement with the purchasers identified therein  providing for the issuance and sale by the Company to the purchasers, in a private placement, of an aggregate of 5,000,002 shares of the Company’s common stock (collectively, the “Shares”) and Series A Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, Series B Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, and Series C Warrants to purchase up to an aggregate of 2,500,001 shares of the Company’s common stock (the Series A Warrants, the Series B Warrants and the Series C Warrants, collectively, the “Warrants”, and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), at a price of $0.30 per Share (the “Offering”). The Offering closed on May 11, 2015. After deducting for fees and expenses, the aggregate net proceeds to the Company from the sale of the Shares and Warrants were approximately $1,325,000.

On the closing of the Offering, the Company issued warrants to purchase up to 400,000 shares of the Company’s common stock to H.C. Wainwright & Co., LLC (“H.C. Wainwright”) as placement agent for the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series A Warrants issued to the purchasers, except that the exercise price is $0.375 per share.

As a result of the Offering, the exercise prices of 7,352,944 previously issued warrants were reduced to $0.30 per share.

In April and May 2015, we issued a total of 325,000 shares of our common stock to two consultants in exchange for services valued at $115,000.

In May 2015, our board of directors approved option grants to each of the directors and two employees to purchase a total of 1,300,000 shares of the Company’s common stock under the 2012 Plan, all of which vest over two years.  The total cost of the option grants of approximately $217,000 will be amortized over the two year vesting period.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the securities being offered, other than estimated placement agent fees.

EXPENSE	AMOUNT

Registration Fees	$776.22
Legal Fees	15,000.00
Accounting Fees	3,000.00
Miscellaneous Fees and Expenses	1,000.00

Total	$18,776.22

 Item 14. Indemnification of Directors and Officers.

We have not entered into separated indemnification agreements with our directors and officers. Our bylaws provide that we shall indemnify any director or officer to the full extent permitted by law.

Nevada Revised Statutes provide us with the power to indemnify any of our directors, officers, employees and agents:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that a corporation may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders of the corporation;
•	by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	by court order.

Nevada Revised Statutes further provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Item 15. Recent Sales of Unregistered Securities.

On May 11, 2015, we issued an aggregate of 5,000,002 shares of the Company’s common stock (collectively, the “Shares”) and Series A Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, Series B Warrants to purchase up to an aggregate of 5,000,002 shares of the Company’s common stock, and Series C Warrants to purchase up to an aggregate of 2,500,001 shares of the Company’s common stock (the Series A Warrants, the Series B Warrants and the Series C Warrants, collectively, the “Warrants”, and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), at a price of $0.30 per Share (the “Offering”).

Each Series A Warrant has an exercise price of $0.45 per share, was immediately exercisable, and expires on the five year anniversary of the date of issuance.  Each Series B Warrant has an exercise price of $0.35 per share, was immediately exercisable, and will expire on the nine month anniversary of the date of issuance.  Each Series C Warrant has an exercise price of $0.40 per share, was immediately exercisable, and will expire on the one year anniversary of the date of issuance.  The exercise price of the Series A Warrants is subject to adjustment for subsequent equity sales by the Company, and all of the Warrants are subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders.  The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of the Company’s common stock.

As a condition to the closing of the Offering, the Company entered into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company is obligated to file with the Securities and Exchange Commission one or more registration statements to register the Shares and Warrant Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”).  The initial such registration statement must be filed with the Securities and Exchange Commission within 45 days after the closing of the Offering.  The Company’s failure to satisfy certain filing and effectiveness deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to certain monetary damages.

Pursuant to a placement agent agreement dated May 5, 2015 (the “Placement Agent Agreement”), H.C. Wainwright & Co., LLC (“H.C. Wainwright”) agreed to act as the Company’s exclusive placement agent in connection with the Offering.  Pursuant to the Placement Agent Agreement, the Company agreed to pay H.C. Wainwright a cash fee equal to 10% of the gross proceeds of the Offering (and 8% of the gross proceeds received by the Company upon exercise of the Series B Warrants and the Series C Warrants), as well as a non-accountable expense allowance equal to $25,000.  In addition, the Company agreed to issue to H.C. Wainwright at the closing of the Offering warrants to purchase up to 8% of the aggregate number of shares of the Company’s common stock that is sold in the Offering, or 400,000 shares (the “Placement Agent Warrants”).  The Placement Agent Warrants have substantially the same terms as the Series A Warrants to be issued to the Purchasers, except that the exercise price will be $0.375 per share.

The issuance and sale of the Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) have not been registered under the Securities Act and the Securities have been sold and will be issued in reliance on exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder based on the following facts: each of the Purchasers has represented that it is an accredited investor as defined in Regulation D and that it is acquiring the Securities for its own account and not with a view to or for distributing or reselling the Securities and that it has sufficient investment experience to evaluate the risks of the investment; the Company used no advertising or general solicitation in connection with the issuance and sale of the Securities; and the Securities will be issued as restricted securities.

The Placement Agent Warrants and the shares of the Company’s common stock underlying the Placement Agent Warrants have not been registered under the Securities Act and have been sold and will be issued in reliance upon an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof in reliance on the following facts: such securities will be issued to one sophisticated institution with access to information about the Company; the Company used no advertising or general solicitation in connection with the issuance and sale of such securities; and such securities will be issued as restricted securities.

None of the Securities, the Placement Agent Warrants or the shares of the Company’s common stock underlying the Placement Agent Warrants may be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following exhibits are being filed with this registration statement on Form S-1.

2.1

Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1

Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)
3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)
3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)
3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)
4.1	Form of Series A/B/C Common Stock Purchase Warrant (Incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)
5.1*	Opinion of McDonald Carano Wilson LLP.
10.1

Form of Securities Purchase Agreement, dated May 5, 2015, by and among Stevia First Corp. and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)

10.2	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)
10.3

Form of Placement Agent Agreement, dated May 5, 2015, by and between Stevia First Corp. and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)

21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on June 25, 2015.)
23.1*	Consent of Weinberg & Company, P.A.
23.2*	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

101.INS*++	XBRL Instance Document
101.SCH*++	XBRL Taxonomy Extension Schema Document
101.CAL*++	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*++	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*++	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*++	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
++	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Yuba City, State of California, on June 25, 2015.

STEVIA FIRST CORP.

	By:	/s/ Robert Brooke
Date: June 25, 2015		Robert Brooke
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Avtar Dhillon and Robert Brooke, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert Brooke	Chief Executive Officer ( Principal Executive, Financial and Accounting Officer )	June 25, 2015
Robert Brooke

/s/ Avtar Dhillon	Director	June 25, 2015
Dr. Avtar Dhillon

/s/ Anthony Maida	Director	June 25, 2015
Dr. Anthony Maida, III

EXHIBIT INDEX

2.1

Agreement and Plan of Merger, dated September 14, 2011, by and between Stevia First Corp. and Legend Mining Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)

3.1.1

Articles of Incorporation of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)

3.1.2	Articles of Merger, effective October 10, 2011 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)
3.1.3	Certificate of Change, effective October 10, 2011 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2011.)
3.2.1	Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 filed with the SEC on August 6, 2008 (File No. 333-152830).)
3.2.2	Certificate of Amendment of Bylaws of Stevia First Corp. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 7, 2012.)
4.1	Form of Series A/B/C Common Stock Purchase Warrant (Incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)
5.1*	Opinion of McDonald Carano Wilson LLP.
10.1

Form of Securities Purchase Agreement, dated May 5, 2015, by and among Stevia First Corp. and the Purchasers listed on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)

10.2	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)
10.3

Form of Placement Agent Agreement, dated May 5, 2015, by and between Stevia First Corp. and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015.)

21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on June 25, 2015.)
23.1*	Consent of Weinberg & Company, P.A.
23.2*	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

101.INS*++	XBRL Instant Document
101.SCH*++	XBRL Taxonomy Extension Schema Document
101.CAL*++	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*++	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*++	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*++	BRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
++	In accordance with Regulation S-T, the XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall be deemed to be “furnished” and not “filed.”